52757516.2 Exhibit 10.3 CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL LEASE BY AND BETWEEN COMPLEX THERAPEUTICS LLC, a Delaware limited liability company (“Landlord”) and ASTRAZENECA PHARMACEUTICALS LP, a Delaware limited partnership (“Tenant”) Dated: July 10, 2024 FOR REAL PROPERTY LOCATED AT: 18408-18412 OXNARD STREET, LOS ANGELES, CALIFORNIA

52757516.2 TABLE OF CONTENTS 1. PARTIES 1 2. PREMISES 1 3. USE 1 4. TERM AND RENTAL 2 5. ADDITIONAL RENT 3 6. SECURITY DEPOSIT 10 7. LATE CHARGES 10 8. DELIVERY CONDITION AND COVENANTS TO SURRENDER 10 9. USES PROHIBITED 11 10. ALTERATIONS AND ADDITIONS 11 11. REPAIR AND MAINTENANCE 12 12. INSURANCE 13 13. TENANT TERMINATION RIGHT 15 14. UTILITIES 16 15. FURNITURE, FIXTURES, AND EQUIPMENT 17 16. FREE FROM LIENS 17 17. COMPLIANCE WITH GOVERNMENTAL REGULATIONS 17 18. HAZARDOUS MATERIALS AND COMPLIANCE WITH ENVIRONMENTAL LAWS 17 19. INDEMNITY 20 20. INTENTIONALLY DELETED 20 21. INTENTIONALLY DELETED 20 22. ATTORNEYS’ FEES 20 23. TENANT’S DEFAULT 20 24. LANDLORD’S DEFAULT 22 25. SIGNAGE 22 26. INTENTIONALLY DELETED 22 27. RIGHT OF FIRST OFFER TO PURCHASE 22 28. NOTICES 25 29. ENTRY BY LANDLORD 27 30. DESTRUCTION OF PREMISES 28 31. ASSIGNMENT OR SUBLEASE 30 32. CONDEMNATION 32 33. EFFECTS OF CONVEYANCE 32 34. SUBORDINATION 33 35. WAIVER 33 36. HOLDING OVER 34 37. SUCCESSORS AND ASSIGNS 34 38. ESTOPPEL CERTIFICATES 34 39. OPTIONS TO EXTEND THE LEASE TERM 34 40. QUIET ENJOYMENT 36 41. BROKERS 36 42. LIABILITY 36 43. AUTHORITY OF PARTIES 36 44. MISCELLANEOUS PROVISIONS 37 EXHIBIT A-1 – DEPICTION OF PREMISES, BUILDINGS, EXTERIOR AREAS, AND PARKING AREAS EXHIBIT A-2 – LEGAL DESCRIPTION OF THE LAND EXHIBIT B – LIST OF FURNITURE EXHIBIT C – PUNCH LIST ITEMS EXHIBIT D – LIST OF APPROVED GENERAL CONTRACTORS EXHIBIT E – BASE RENT ACCOUNT WIRE INSTRUCTIONS EXHIBIT F – TITLE REPORT

1 52757516.2 LEASE 1. PARTIES. THIS LEASE (this “Lease”) is entered into as of July 10, 2024 (the “Effective Date”), by and between COMPLEX THERAPEUTICS LLC, a Delaware limited liability company (“Landlord”), and ASTRAZENECA PHARMACEUTICALS LP, a Delaware limited partnership (“Tenant” and, together with Landlord, the “Parties”). 2. PREMISES. Subject to the terms and conditions set forth in this Lease, Landlord hereby leases to Tenant, and Tenant leases from Landlord, those certain premises and their appurtenances commonly known as 18408-18412 Oxnard Street, Los Angeles, California consisting of the entirety of two (2) buildings (the “Buildings”), together with all other improvements and structures depicted on Exhibit A-1 hereto (together with the Buildings, the “Improvements”) and the land upon which the Improvements are located (the “Land”), legally described on Exhibit A-2 hereto. A. Exterior Areas. During the Lease Term, Tenant shall have the exclusive right to use and occupy, at no additional charge to Tenant, twenty-four (24) hours/day/three hundred sixty-five (365) days/year (“24/7”), all access and perimeter roads, parking stalls, parking lots, parking structures, pedestrian sidewalks, driveways, drive aisles, landscaped areas, landscape drainage, irrigation, backflow devices, exterior lighting and other improvements located from time to time on the Land (collectively, the “Exterior Areas”). The Exterior Areas are generally depicted on Exhibit A-1 hereto. The Improvements and the Exterior Areas shall be referred to herein together as the “Premises”. B. Parking. During the Lease Term (as defined below), Tenant shall have the exclusive right to use on a 24/7 basis and at no additional cost to Tenant all of the parking spaces located on the Exterior Areas as depicted on Exhibit A-1 hereto (collectively, the “Parking Areas”). Tenant may secure the Parking Areas in the manner desired by Tenant subject to Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and subject to compliance with all applicable laws, statutes, codes, ordinances, regulations and/or governmental orders and/or directives, whether on the federal, state, county and/or local level (collectively, “Laws”). In addition, Tenant may install, operate and maintain, at Tenant’s sole discretion and at Tenant’s sole cost and expense, electric vehicle parking stalls and charging stations and all related equipment (collectively, the “Charging Stations”) for Tenant’s use at no additional charge to Tenant. Tenant acknowledges that there are currently two Charging Stations located at the Premises (the “Existing EV Stations”), which Tenant shall also have the right to use at no additional charge to Tenant. C. Measurement of Premises. Landlord and Tenant hereby agree that "rentable square feet" of the Premises shall be stipulated and deemed to be 128,097, provided that for purposes of calculation of the Monthly Base Rent hereunder, the Monthly Base Rent shall be calculated on 104,546 square feet (as Tenant is not obligated to pay Monthly Base Rent on the “interstitial walkable” portions of the Premises), and such amounts shall not be subject to remeasurement or modification. 3. USE. The Premises may be used and occupied by Tenant for general office, research and development laboratory use (including, but not limited to, Biosafety Level 2 plus or Biosafety Level 2 Enhanced activities, pathology, a CAP CLIA laboratory, a human tissue biobank and cell therapy), manufacturing (including, but not limited to, drug manufacturing in accordance with the Food and Drug Administration’s Current Good Manufacturing Practice regulations currently in effect), warehouse, cold storage and any other lawful purposes, subject to the provisions of this Lease (the “Permitted Use”). Tenant shall have access to and exclusive use of the Premises 24/7.

4. TERM AND RENTAL.

A. **Term.** The term of this Lease (the "Lease Term") shall commence upon July 10, 2024 (the "Commencement Date") and, unless sooner terminated or extended as hereinafter provided, shall end on July 31, 2039 (the "Expiration Date").

The Lease Term is subject to extension as provided for in Section 39 herein. All references to the "Lease Term" and the "Expiration Date" in this Lease shall include all "Options" (as defined in Section 39 below) that have been exercised and taken effect in accordance with this Lease.

B. **Rental.** Beginning on the Commencement Date, and in addition to all other sums payable by Tenant under this Lease, Tenant shall pay monthly base rent ("Monthly Base Rent") for the Premises in the following amounts:

Year During the Lease Term	Annual Base Rent	Monthly Base Rent	Approximate Monthly Base Rent per Rentable Square Foot
1	$7,527,312.00	$627,276.00	$6.00
2	$7,753,131.36	$646,094.28	$6.18
3	$7,985,725.30	$665,477.11	$6.37
4	$8,225,297.06	$685,441.42	$6.56
5	$8,472,055.97	$706,004.66	$6.75
6	$8,726,217.65	$727,184.80	$6.96
7	$8,988,004.18	$749,000.35	$7.16
8	$9,257,644.31	$771,470.36	$7.38
9	$9,535,373.63	$794,614.47	$7.60
10	$9,821,434.84	$818,452.90	$7.83
11	$10,116,077.89	$843,006.49	$8.06
12	$10,419,560.23	$868,296.69	$8.31
13	$10,732,147.03	$894,345.59	$8.55
14	$11,054,111.44	$921,175.95	$8.81
15	$11,385,734.79	$948,811.23	$9.08

In addition, Tenant shall pay "Direct Expenses" as defined in Section 5 below.

C. **Payment**. All sums payable by Tenant to Landlord under this Lease shall be paid in lawful money of the United States of America, without offset or deduction (except as otherwise expressly set forth in this Lease). All Base Rent shall be paid in advance on or before the first day of each and every calendar month during the Lease Term, and without prior notice or demand by electronic funds transfer to the account set forth on Exhibit E attached hereto, or to another bank account directed in writing by Landlord during the Lease Term; provided that Landlord shall deliver written notice to Tenant of any changes to Landlord's banking details at least sixty (60) days prior to any such change taking effect. Rent for any period less than a full calendar month shall be prorated based on the actual number of days in the applicable month.

D. **Abatement of Rent.** Provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period, Tenant shall not be obligated to pay (i) Monthly Base Rent or Direct Expenses for the first six (6) full calendar months of the Lease Term, and (ii) fifty percent (50%) of the Monthly Base Rent for the following six

2

52757516.2

3 52757516.2 (6) full calendar months of the Lease Term (i.e., months seven (7) through and including twelve (12)) (collectively, the “Rent Abatement Period”). If Tenant is in default of this Lease beyond the applicable notice and cure period at the time Tenant would otherwise be entitled to the abatement of Rent set forth above, then such abatement shall be suspended during such period when the default is occurring (the aggregate amount of such suspended Rent abatement is referred to herein as the "Suspended Rent Abatement"), but if Tenant subsequently cures such default, then Landlord shall credit the aggregate amount of such Suspended Rent Abatement against the Rent next due and payable by Tenant under this Lease after the date of such cure. 5. ADDITIONAL RENT. A. General Terms. In addition to paying the Base Rent specified in Section 4 of this Lease, Tenant shall pay annual Direct Expenses. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent", and the Monthly Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Section 5 as Additional Rent shall be payable as set forth in Section 4.4(C). Without limitation on other obligations of Tenant which survive the expiration of the Lease Term to the extent set forth herein, the obligations of Tenant to pay the Additional Rent attributable to the period of time prior to the Expiration Date, as may be extended pursuant to the terms of this Lease, or earlier termination of this Lease, and Landlord's obligation to refund to Tenant any overpayments of such Additional Rent, shall survive the expiration of the Lease Term (subject to the terms of Section 5(C) below). Tenant shall not have to pay Direct Expenses attributable to any period of time after the Lease Term has ended, except to the extent Tenant continues to occupy the Premises B. Definitions of Key Terms Relating to Additional Rent. As used in this Section 5, the following terms shall have the meanings hereinafter set forth: a. "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses." b. "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires. c. "Operating Expenses" shall mean, except as set forth in Section 5(B)(d), all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Premises, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following expressly with respect to the Premises and Tenant’s use thereof: (i) the cost of supplying all utilities; (ii) the cost of licenses, certificates, permits and inspections; (iii) the commercially reasonable premiums and deductibles for all insurance carried by Landlord in connection with the Premises; (iv) the management fee for the operation, maintenance and repair of the Premises paid to a reputable third party property manager with experience managing properties comparable to the Premises (provided that if Landlord elects to self-manage the property, then such fee shall be payable to Landlord) (the “Management Fee”), which Management Fee shall not exceed 2% of Annual Base Rent; (v) intentionally omitted; (vi) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation and maintenance of the Premises; (vii) the cost of capital improvements or other costs incurred in connection with the Premises (A) that are required under applicable Laws, (B) that are reasonably anticipated by

4 52757516.2 Landlord to reduce Operating Expenses, (C) that are reasonably anticipated by Landlord to improve the management and/or operation of the Premises, or (D) for the replacement of the roof; provided, however, that any capital expenditure shall be amortized with interest (at the “Interest Rate” (as defined in Section 23(B) below) over its reasonable useful life as reasonably determined in accordance with sound real estate management and accounting practices, consistently applied; (xiii) payments under any “CC&R’s” (as defined in Section 34(a) below) or other agreements pertaining to the sharing of costs by the Premises and other properties; and (ix) costs of any additional services requested by Tenant and agreed to by Landlord. d. Exclusions from Operating Expenses. Notwithstanding anything in this Section 5 to the contrary, for purposes of this Lease, Operating Expenses shall not, however, include the following: a. costs incurred in connection with the original construction of the Premises; b. except as set forth in item (vii) above, depreciation, interest and principal payments on mortgages and other debt costs, including prepayment fees, late fees, attorney fees, costs of environmental investigations or reports, points, fees, and other lender costs and closing costs on any mortgage or mortgages, if any; c. marketing costs, legal fees, space planners' and architects' fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original development, subsequent improvement, or original or future leasing of the Premises; d. costs for which the Landlord is reimbursed, or would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease or would have been reimbursed if Landlord had used commercially reasonable efforts to collect such amounts from its insurer (except to the extent of the insurance deductible); e. any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind; f. costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Premises, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Premises, and costs incurred in connection with any disputes between Landlord and its employees, or between Landlord and Premises management g. the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Premises unless such wages and benefits are prorated to reflect time spent on operating and managing the Premises vis- à-vis time spent on matters unrelated to operating and managing the Premises; h. except as set forth in item (vii) above, late charges, penalties, liquidated damages, interest and other finance charges;

5 52757516.2 i. amount paid as ground rental or as rental for the Premises by the Landlord or under any mortgage or secured loan agreement; j. costs of capital repairs and alterations, capital improvements and capital equipment, except as set forth in item (vii) above; k. any amount paid by Landlord or to the parent organization or a subsidiary or affiliate of the Landlord for supplies and/or services in the Premises to the extent the same exceeds the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis; l. all items and services for which Tenant or any third party reimburses Landlord (including the cost of work or materials provided under the enforcement of any warranties held by Landlord); m. tax penalties; n. fees and reimbursements payable to Landlord (including its parent organization, subsidiaries and/or affiliates) or by Landlord for management of the Premises other than the Management Fee; o. any costs expressly excluded from Operating Expenses elsewhere in this Lease; p. Landlord's general corporate overhead and general and administrative expenses; q. all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by applicable Laws (except to the extent inconsistent with the general practice of landlords of buildings comparable to and in the vicinity of the Building) and shall be included as Operating Expenses in the year in which the assessment or premium installment is actually paid; r. costs incurred to comply with Applicable Law with respect to “Hazardous Materials” (as defined in Section 18(A) below), which was in existence in the Premises prior to the Commencement Date; s. in-house legal and/or accounting (as opposed to office building bookkeeping) fees; t. legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and Tenant, Landlord and prospective occupants or prospective tenants/occupants, or providers of goods and services to the Premises; u. legal fees and costs concerning the negotiation and preparation of this Lease or any litigation between Landlord and Tenant; v. any reserves retained by Landlord; w. costs arising from Landlord's charitable or political contributions;

6 52757516.2 x. any finders' fees, brokerage commissions, job placement costs or job advertising cost. y. costs of Landlord’s repair, maintenance, and replacement obligations required hereunder, including any latent defect, except as set forth in Section 5(B)(c)(vii)(D) above; z. any cost which is otherwise Landlord’s responsibility hereunder; and aa. costs attributable to the negligence, gross negligence, or willful misconduct of Landlord, its agents and/or its employees. Landlord shall not collect Operating Expenses from Tenant in an amount in excess of what Landlord incurs for the items included in Operating Expenses. e. Tax Expenses. a. "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Premises, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Premises, or any portion thereof, except to the extent set forth in Section 5(d) above. b. Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Premises, or any portion thereof, or as against the business of leasing the Premises, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Premises' contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) any assessment, tax, fee, levy or

7 52757516.2 charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Premises. c. Any costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting to protest, reduce or minimize Tax Expenses which Tenant requests shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as an increase in Tax Expenses under this Section 5 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 5 (except as set forth in Section 5(e)(a), above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to the equivalent of a sales tax or rent tax or gross receipts tax), (ii) any items included as Operating Expenses (unless expressly excluded therefrom), and (iii) any items paid by Tenant under Section 5(D) of this Lease below. Tenant shall have the right by written notice to Landlord, to request that Landlord institute proceedings to reduce Tax Expenses. If Landlord does not elect to institute such proceedings within thirty (30) days after such request, or if Landlord informs Tenant that in Landlord's good faith judgment, such proceedings would not be successful, then Tenant shall have the right to institute such proceedings, at Tenant's sole cost and expense, and Landlord will reasonably cooperate with Tenant in connection therewith. C. Calculation and Payment of Additional Rent. For every Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord, in the manner set forth in this Section 5(C) below, and as Additional Rent, Direct Expenses for each Expense Year. a. Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant within one hundred fifty (150) days following the end of each Expense Year, a statement (the "Statement") which shall state, on a line-item by line-item basis, the Direct Expenses incurred or accrued for such preceding Expense Year. Tenant shall pay, within thirty (30) days after delivery of the Statement, the full amount of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 5(C)(b), below, subject to the terms below. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Section 5 (provided that in the event that such failure continues for a period of six (6) months following receipt of notice from Tenant, Tenant may elect to seek specific performance). Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of the Excess for the Expense Year in which this Lease terminates, Tenant shall, within thirty (30) days after receipt of the Statement, immediately pay to

8 52757516.2 Landlord any portion of such amount that has not been paid as Estimated Excess, subject to the terms below. If the amount of Direct Expenses for any Expense Year during the Lease Term shall be less than the Estimated Direct Expenses paid by Tenant for such Expense Year, then, within thirty (30) days following delivery of the Statement, Landlord shall credit against the Rent next payable by Tenant the amount of the overpayment, unless the Lease Term has expired, in which event Landlord shall pay Tenant the amount of the overpayment. The provisions of this Section 5(C) shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than one (1) calendar year after the earlier of the expiration of the applicable Expense Year or the Expiration Date, provided that in any event Tenant shall be responsible for any Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill for such amounts within one (1) year following Landlord's receipt of the bill therefor). b. Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of the Direct Expenses for the then-current Expense Year shall be and the estimated Direct Expenses (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Section 5 (provided that in the event that such failure continues for a period of six (6) months following receipt of notice from Tenant, Tenant may elect to seek specific performance), nor shall Landlord be prohibited from reasonably revising any Estimate Statement theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Monthly Base Rent due (but not sooner than thirty (30) days after receipt of the Estimate Statement), a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the next to last sentence of this Section 5(C)(b)). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the Monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. c. Controllable Expenses. In no event shall Controllable Operating Expenses, as that term is defined below, for any Expense Year following the Expense Year that commences on January 1st of the calendar year following the calendar year that contains the Lease Commencement Date (the "Measuring Expense Year") increase by more than five percent (5%) over the Controllable Operating Expenses in the prior Expense Year. Upon the commencement of the first Option Term (or any other extension of the initial Lease Term), the Measuring Expense Year shall be reset to be the Expense Year in which such Option Term commences. As used herein "Controllable Operating Expenses" shall mean all Operating Expenses, excluding the following: (i) utility charges, (ii) Landlord's insurance costs and deductibles thereunder, (iii) any costs that constitute Tax Expenses, (iv) costs incurred to comply with applicable Laws, (v) costs incurred due to “Force Majeure Delays” (as defined in Section 44(S) below), and (vi) any

9 52757516.2 costs incurred specifically at the request of Tenant and not expressly required to be incurred by Landlord pursuant to this Lease. D. Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall be liable for and shall pay taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises, which shall exclude Furniture (as hereinafter defined). If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be. E. Landlord's Books and Records. Not more than six (6) months after Tenant’s receipt of a Statement for a particular Expense year, Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses as Tenant may reasonably request. Landlord shall provide said information to Tenant as soon as reasonably practical (but not to exceed sixty (60) days after a Tenant request) for the particular Expense Year. If requested, Landlord shall provide sufficient information, to enable Tenant to verify that the terms of exclusions and inclusions with respect to Direct Expenses, as set forth in this Lease, have been adhered to. If, within sixty (60) days following Tenant's receipt of the supporting documentation, Tenant disputes the amount of the applicable Direct Expenses, an independent certified public accountant (which accountant is a member of a reputable, nationally or regionally recognized accounting firm) experienced in auditing operating expenses designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit and photocopy Landlord's records with respect to the Statement at Landlord's corporate offices, provided that Tenant is not then in default under this Lease and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be (but Tenant may pay the same "under protest"). In connection with such audit, Tenant and Tenant's agents must agree in advance to follow Landlord's reasonable rules and procedures regarding audits of Landlord's records. Tenant's failure to initiate the audit of the amount of Additional Rent set forth in any Statement within six (6) months of Tenant's receipt of such Statement shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Additional Rent, Landlord and Tenant shall meet in order to resolve the dispute. If Landlord and Tenant are unable to resolve the dispute, an audit as to the proper amount shall be made, at Tenant's expense, by a qualified third-party (“Qualified Third-Party”) selected by mutual agreement of Landlord and Tenant and if the parties are unable to agree upon a Qualified Third-Party, then such Qualified Third Party shall be selected by application to the presiding judge of the Los Angeles Superior Court. The Qualified Third-Party in any event, be required to select and retain an independent certified public accountant experienced in auditing operating expenses at the Comparable Buildings (the "Accountant") to advise and assist such lawyer in its analysis and audit hereunder. Notwithstanding anything contained herein to the contrary, if the audit by the Qualified Third-Party proves that Direct Expenses in the applicable Statement were overstated by more than seven percent (7%), then the cost of the Qualified Third-Party, the Accountant and the cost of such audit shall be paid for by Landlord (provided that, if any such firm is being paid on a contingency fee basis, Landlord's reimbursement obligation shall not exceed the amount that would have been charged by a similar accounting firm to provide such services on a non-contingency fee basis). If such audit by the Qualified Third-Party reveals that Landlord has overcharged

10 52757516.2 or undercharged Tenant, then within thirty (30) days after the results of such audit, Landlord shall reimburse Tenant the amount of the overcharge or Tenant shall pay the amount of the undercharge, as applicable. Tenant hereby acknowledges that Tenant's sole right to audit Landlord's records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 5(E), and Tenant hereby waives any and all other rights pursuant to applicable Laws to audit such records and/or to contest the amount of Direct Expenses payable by Tenant. 6. SECURITY DEPOSIT. None. 7. LATE CHARGES. Tenant hereby acknowledges that any late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent is not received by Landlord or its designee within ten (10) days after the due date therefor, Tenant shall pay to Landlord a late charge equal to three percent (3%) of the amount due. Notwithstanding the foregoing, Landlord agrees to waive such late charge on the first occasion of such late payment during any consecutive twelve (12) calendar month period provided that such overdue amount is paid in full by check or electronic funds transfer within five (5) business days after Tenant’s receipt of notice from Landlord that such payment is past due. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. 8. DELIVERY CONDITION AND COVENANTS TO SURRENDER. A. Delivery Condition. Except as specifically set forth in this Lease, Tenant accepts the Premises in its currently existing “as-is” condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease. Notwithstanding the foregoing, Landlord shall at Landlord’s cost as of the Commencement Date cause (i) the “Building Systems” (as defined in Section 11(A) below) to be in good working condition and all utilities to be presently available at the Premises, (ii) the Premises to be in compliance with applicable Laws (including applicable ADA requirements) in effect as of the Commencement Date, (iii) the Premises to be free of Hazardous Materials to the extent required by applicable Laws, and (iv) the Punch List Items attached hereto as Exhibit C to be completed to Tenant’s reasonable satisfaction within the time period specified for each item in Exhibit C (collectively, the “Landlord Delivery Requirements”). If Landlord does not deliver the Premises in the condition specified above and Tenant delivers notice to Landlord within six (6) months following the Commencement Date, Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Operating Expense), perform the work required to cause the Premises to comply with the delivery condition above, provided that such corrective work was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence of Tenant or its agent or contractors. B. Surrender. Tenant agrees, upon the expiration or earlier termination of the Lease Term, to surrender the Premises to Landlord in good working order and condition, reasonable wear and tear, damage by casualty or condemnation and any repairs, maintenance or alterations that are Landlord’s responsibility hereunder excepted. Tenant shall remove all of its personal property and trade fixtures from the Premises; provided, that Tenant repairs all damage to the Premises caused thereby. Tenant shall

11 52757516.2 have no obligation to restore the Premises to any prior or particular condition or to remove any alterations, additions or other improvements on, in or to the Premises, including without limitation any Alterations, regardless of when such alterations, additions or other improvements were made and irrespective of whether such alterations, additions or other improvements were made by Tenant, provided that Tenant shall remove any Alterations constructed by Tenant to the extent Landlord requires such removal when Landlord approves the same (and Tenant shall repair all damage to the Premises caused thereby). 9. USES PROHIBITED. Tenant shall not commit any waste or nuisance upon the Premises, nor allow the Premises to be used for any unlawful purpose or purpose that is not consistent with the Permitted Use. 10. ALTERATIONS AND ADDITIONS. A. Alterations. Tenant may construct and install alterations, additions and improvements (collectively, “Alterations”) on, in and to the Premises without Landlord’s prior approval (but on at least ten (10) days prior written notice to Landlord), provided that such Alterations (i) do not affect the exterior of the Buildings, (ii) do not adversely affect the structural portions of the Premises (the “Building Structure”), the roof, or the Building Systems, (iii) comply with all applicable Laws, and (iv) do not exceed [****] for any given project (any such Alterations that do not require Landlord’s consent are “Permitted Alterations”). For the avoidance of doubt, notice shall not be required with respect to installation of any equipment unless such equipment constitutes a fixture. B. Approval of Alterations Affecting the Building Structure. If Tenant desires to make any Alterations that are not Permitted Alterations, Tenant shall first obtain Landlord’s written consent, which shall not be unreasonably withheld, conditioned or delayed, and, if Landlord does not notify Tenant in writing of its reasonable disapproval of any such Alterations within ten (10) business days following Tenant’s written request for approval and delivery to Landlord of the proposed plans and specifications for such Alterations, then the failure of Landlord to respond within ten (10) business days after receipt of such written request shall be deemed to be Landlord’s approval of Tenant’s proposed Alterations. Any disapproval by Landlord of all or any portion of Tenant’s proposed Alterations shall include a specific description of the portion of the work so disapproved and the reason(s) for such disapproval. Thereafter, Tenant may resubmit to Landlord another request for approval of such previously disapproved portion of the work and Landlord shall have five (5) business days from the date of Tenant’s request to respond, failing which such non-responsiveness by Landlord within the required time period shall be Landlord’s deemed approval. Landlord may impose, as a condition of its consent to any Alterations such requirements as Landlord in its reasonable discretion may deem desirable. Landlord also have the right to notify Tenant at the time of consent to any Alterations that Tenant must remove such Alterations at the end of the Lease Term and repair any damage caused thereby. For any Alterations other than Permitted Alterations Landlord shall have the right to approve Tenant’s general contractor, provided that (i) such approval shall not be unreasonably withheld, and (ii) Landlord hereby approves the general contractors set forth on Exhibit D attached hereto. If Lessee performs any work on the roof of the Buildings (including without limitation installation and maintenance of any solar panels installed by Lessee), Lessee shall require its contractor to comply with the terms of the existing roof warranty. Tenant shall reimburse Landlord for Landlord's reasonable, actual, documented, out-of-pocket costs and expenses reasonably and actually incurred in connection with Landlord's review of any Alterations up to $5,000, and no other fees shall be payable to Landlord in connection with Alterations. Landlord pre-approves Tenant’s right to install as Alterations (i) a generator, and (ii) solar panels on the roof of the Buildings, subject to Tenant’s compliance with the terms of this Section 10 (including without limitation Landlord’s approval of Tenant’s plans for such work).

12 52757516.2 C. Tenant Responsibilities. Tenant shall provide a copy of the plans and specifications, all building permits (if permits were required), lien waivers from Tenant’s contractor, and as-built plans (which may be field-marked record drawings) for all Alterations commencing after the Commencement Date, other than interior, non-structural Alterations (with respect to which Tenant shall provide copies of the plans and specifications to Landlord after written request by Landlord to the extent such plans and specifications have been prepared by Tenant). Tenant shall not construct any Alterations until Tenant has obtained all required governmental approvals and permits, and Landlord agrees to cooperate with Tenant in applying for and acquiring such approvals and permits. All Alterations shall be constructed in accordance with applicable Laws and by architects, engineers and/or licensed contractors. Tenant shall be entitled to all depreciation, amortization and after tax benefits with respect to all Alterations, trade fixtures and personal property constructed or installed on, in or to the Premises at Tenant’s expense. D. Landlord’s Rights. Landlord shall not make any changes to the Premises without Tenant’s prior written consent other than as required under Landlord’s repair obligations set forth in Section 11(B) below or by applicable Laws. 11. REPAIR AND MAINTENANCE. A. Tenant’s Obligations. Subject to Landlord’s obligations as set forth in this Lease (including, without limitation, in Sections 11(B), 29 and 30 of this Lease), throughout the Lease Term, Tenant shall, at Tenant’s sole cost and expense, keep and maintain the Premises in good working order and condition, including without limitation all systems serving the Premises including the HVAC, generators, solar panels installed by Lessee, mechanical, electrical, fire alarm and life safety, plumbing, vertical transportation system (including elevator cabs), and sprinkler systems (collectively, the "Building Systems"), the roof covering (which shall comply with the terms of the existing roof warranty but in no event shall Lessee be responsible for repair or maintenance of the structural portions of the roof or for replacement of the roof covering (subject to reimbursement as set forth in Section 5(B)(c)(vii) above), all Exterior Areas, and the Parking Areas. Tenant’s obligations described in this Section 11(A) shall be collectively referred to herein as the “Tenant Repair/Maintenance Obligations.” As part of the Tenant Repair/Maintenance Obligations, Tenant shall obtain and maintain periodic maintenance contracts with respect to the [roof covering], HVAC system, and vertical transportation system serving the Premises and shall deliver to Landlord copies of all such service contracts. Landlord hereby assigns to Tenant and Tenant shall have the right to enforce any third-party warranties held by Landlord relating to the Building Systems, the Existing EV Stations, or in connection with any other Landlord Repair/Maintenance Obligations (hereinafter defined) and, upon request from Tenant, Landlord will cooperate with Tenant with respect to the pricing and purchase, at Tenant’s cost, of any extended warranties available for any component of the Premises and/or the Building Systems. If Tenant fails to make any required Tenant Repair/Maintenance Obligations, Landlord may demand in writing that Tenant make the same, and if Tenant refuses to commence such repairs or replacements within twenty (20) days after such demand or to complete the same with reasonable diligence thereafter, then Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the reasonable, out-of-pocket documented cost thereof, including all overhead, general conditions, fees and other costs or expenses reasonably arising from Landlord's involvement with such repairs and replacements within thirty (30) days after invoice. Tenant shall, at its sole cost and expense, contract directly with a janitorial service and shall pay for all janitorial services used on or for the Premises and Landlord shall have no obligations whatsoever in connection therewith.

13 52757516.2 B. Landlord’s Obligations. Landlord shall maintain in good condition and repair, including replacements, the structural portions of the Buildings, including the structural portions of the foundation, structural portions of the walls, structural portions of the floor/ceiling slabs, and the structural portions of the roof. Landlord’s obligations described in this Section 11(B) shall be collectively referred to herein as the “Landlord Repair/Maintenance Obligations.” If any repairs that are Landlord's repair obligations are required because of (i) Tenant's negligence or willful misconduct, or (ii) damage caused by Tenant or its agents or contractors, then Landlord shall make such repairs and replacements, at Tenant's sole cost, sufficient to reimburse Landlord for all reasonable, out-of-pocket, documented, overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. If Landlord fails to make any required Landlord Repair/Maintenance Obligations, Tenant may demand in writing that Landlord make the same, and if Landlord refuses to commence such repairs or replacements within twenty (20) days after such demand or to complete the same with reasonable diligence thereafter, then Tenant may, but need not, make such repairs and replacements, and Landlord shall pay Tenant the reasonable, out-of-pocket documented cost thereof, including all overhead, general conditions, fees and other costs or expenses reasonably arising from Tenant’s involvement with such repairs and replacements within thirty (30) days after invoice. 12. INSURANCE. A. Tenant’s Use. Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than the Permitted Use. B. Landlord’s Insurance. a. Required Insurance. Landlord, at its sole cost and expense (but subject to reimbursement by Tenant as set forth in Section 5 above), shall keep in force at all times during the Lease Term, (i) a policy or policies of casualty insurance covering loss or damage to the Premises and all improvements on or to the Premises (but excluding any property that Tenant is required to insure under this Lease) in the amount of the full replacement cost thereof, providing protection against those perils covered by a standard ISO form policy of special form insurance, (ii) commercial general liability insurance covering the Premises with limits of at least Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate (collectively, the “Required Insurance”). b. Optional Insurance. Landlord, at Landlord’s option and sole cost and expense (but subject to reimbursement by Tenant as set forth in Section 5 above), may, but shall have no obligation to, carry: (ii) additional liability insurance and terrorism coverage as Landlord may deem prudent or advisable; and (iii) such other and additional insurance as Landlord elects in its discretion. If Landlord elects to carry earthquake, earthquake sprinkler leakage and flood insurance, it shall be at Landlord’s sole cost and expense and not subject to reimbursement by Tenant. c. General Insurance Requirements. All insurance maintained by Landlord hereunder shall be under separate policies covering the Premises exclusively; alternatively, Landlord may maintain such insurance under a blanket policy provided that the premium under such blanket policy is equitably allocated across all projects covered by such policy. Such insurance policies shall have commercially reasonable deductibles and competitively bid rates. All insurance policies required to be carried by Landlord under this Lease shall be written by companies rated A- VII or better in “Best’s Insurance Guide” and authorized to do business in the state in which the property is located and shall name Tenant as an additional insured.

14 52757516.2 Landlord shall deliver a certificate of insurance to Tenant on or before the Commencement Date evidencing all insurance that Landlord is permitted or required to maintain hereunder and upon any renewal of each such policy. Tenant shall be notified promptly (in advance if practicable) in the event of any cancellation or reduction of coverage. C. Tenant’s Insurance. a. Required Insurance. Tenant agrees, at its sole cost, to (i) insure the Alterations and Tenant’s personal property, each for their full replacement cost, under a policy of property insurance covering risks commonly associated with all-risk or special form property insurance policies; (ii) obtain workers’ compensation coverage as required by Laws; (iii) maintain commercial general liability insurance covering bodily injury and property damage arising out of Tenant’s use and occupancy of the Premises with limits not less than [****] per occurrence for bodily injury and property damage; (iv) maintain business automobile liability insurance covering owned vehicles with a limit of not less than [****] per occurrence; and (v) maintain employers’ liability insurance with limits of not less than [****] per occurrence. In addition, (1) for a period of three (3) years from and after the expiration or earlier termination of this Lease, and (2) at all times during the Lease Term that the Tenant is no longer the original tenant under this Lease (i.e., AstraZeneca Pharmaceuticals LP) (“Original Tenant”) or a Tenant Affiliate (as defined in Section 31(A)) of the Original Tenant, Tenant shall, at its sole cost, maintain environmental pollution legal liability insurance covering (a) pollution conditions and indoor environmental conditions, (b) transportation covering, and (c) non-owned disposal site coverage, with a limit of not less than [****] per occurrence. b. General Insurance Requirements. All insurance maintained by Tenant hereunder may be under a separate policy covering the Premises exclusively or under a blanket policy. All insurance policies required to be carried by Tenant under this Lease shall, insofar as the claims arise from the operations of Tenant, be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant. Tenant shall provide Additional Insured Status to Landlord and its property manager (provided Landlord has given Tenant written notice of the name of any such property manager) and Landlord’s lender or future lender (provided Landlord has given Tenant written notice of the name of any such future lender) under Tenant’s commercial general liability policy as to liability arising to Landlord or lender out of Tenant’s use and occupancy of the Premises, and shall deliver a certificate of insurance to Landlord on or before the Commencement Date and upon any renewal of such policy. In addition, if the Tenant is no longer the Original Tenant or a Tenant Affiliate of the Original Tenant, then all insurance policies required to be carried by Tenant under this Lease shall (i) be written by companies rated A- VII or better in “Best’s Insurance Guide” and authorized to do business in the state in which the property is located, and (ii) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord (if such notice is reasonably available). c. Tenant's Self-Insurance. At Tenant’s option and upon no less than fifteen (15) days prior notice, for so long as (i) Tenant is the Tenant under this Lease and/or is a Permitted Transferee (defined below) of Tenant, (ii) no Event of Default (as defined in this Lease) exists, (iii) Tenant has in full force and effect a self-insurance program issued through a captive insurance company which covers Tenant for some or all of the risks required to be insured against by Tenant under this Lease, and (iv) Tenant satisfies the “Financial Requirement” (as defined below) Tenant

15 52757516.2 (and any transferees of Tenant permitted without Landlord’s consent under this Lease and that are covered under Tenant’s self-insurance program) may self-insure for some or all of the insurance required by this Section 12. Any undertaking by Tenant to self-insure pursuant to this Section 12(C) shall not relieve Tenant from any of Tenant’s other obligations under this Section 12 and Tenant shall not be relieved from the indemnification obligations of this Lease. The rights and obligations of Landlord shall remain the same as if Tenant had obtained and maintained separate insurance from an independent institutional insurer of recognized responsibility for the coverages as provided herein, including the application of the waivers and releases in Section 12(D) hereof. Tenant shall be liable for the same coverages and the same amount of insurance as would Tenant’s insurer if Tenant maintained the insurance described in this Section 12. For the avoidance of doubt, the term “self-insure” shall mean Tenant, through itself (through a wholly owned captive insurance company) acting as though it were the insurance company providing the insurance required under the provisions of this Lease and Tenant shall pay any amounts due in lieu of insurance proceeds because of self- insurance, which amounts shall be treated as insurance proceeds for all purposes under this Lease. If an event or claim occurs for which a defense and/or coverage would have been available from the insurance company issuing insurance for which Tenant is required to maintain pursuant to this Section 12 and Tenant has self- insured with respect to such required insurance, Tenant shall, to the extent required under this Lease, (i) undertake the defense of any such claim, including a defense of Landlord at Tenant’s sole cost and expense; and (ii) use its own funds to pay any claim or replace any property or otherwise provide the funding that would have been available from insurance proceeds but for such election by Tenant to self-insure. It is expressly understood that the self-insurance permitted above does not relieve Tenant of its statutory obligations under Workers' Compensation laws. The "Financial Requirement" shall mean that Tenant and its “Parent” (as defined in Section 44(T) below) shall maintain net worth calculated in accordance with generally accepted accounting principles consistently applied of [****]. If Tenant maintains a self-insurance program, then [****]. D. Mutual Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, the Parties hereby waive any rights each may have against the other on account of any loss or damage that is caused by or results from a risk which is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by a property insurance policy equivalent to “all risk” or “special form” policies, regardless of whether such loss or damage is due to the negligence of Landlord or Tenant or of their respective agents, employees, subtenants, contractors, assignees, invitees or any other cause subject to the limitation that the party being released shall be responsible for reimbursing the releasing party for any deductible owed as a result of such damages but only in proportion to the released party’s negligence. Each Party shall obtain from their respective insurance companies a waiver of any right of subrogation that such insurance company may have against Landlord or Tenant, as the case may be. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver contained in this Section 12(D). 13. TENANT TERMINATION RIGHT. Provided that Tenant is not in monetary or material non-monetary default under this Lease beyond the applicable notice and cure period as of the date of Tenant’s delivery of the “Termination Notice,” as that term is defined below, Tenant shall have the right to terminate this Lease, effective as of tenth (10th) anniversary of the Commencement Date (the “Termination Date”), provided that (i) Landlord receives written notice (the “Termination Notice”) from Tenant on or before the date which is twelve (12) months prior to the Termination Date, stating that Tenant has elected to terminate this Lease pursuant to the terms and conditions of this Section 13, and (ii) concurrently with Landlord’s receipt of the Termination Notice, Landlord receives from Tenant fifty percent (50%) of the “Termination Fee” (as defined below). Tenant shall pay the remaining fifty percent (50%) of the

16 52757516.2 Termination Fee not later than thirty (30) days prior to the Termination Date. The “Termination Fee” shall equal to the sum of (A) the unamortized amount of leasing commissions paid by Landlord in connection with this Lease remaining as of the Termination Date, and (B) the unamortized amount of abated Rent provided to Tenant pursuant to Section 4(D) above remaining as of the Termination Date, as consideration for and as a condition precedent to such early termination (each amortized at an annual interest rate of 6% over the initial Lease Term). If Tenant terminates this Lease pursuant to the terms of this Section 13, this Lease shall automatically terminate and be of no further force or effect and Landlord and Tenant shall be relieved of their respective obligations under this Lease as of the Termination Date, except those obligations set forth in this Lease which specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under this Lease, up to and including the Termination Date. 14. UTILITIES. A. Provision. Tenant shall pay directly to the applicable utility provider the charges for utilities consumed by the Premises during the Lease Term. Tenant shall contract for such utilities directly with the applicable utility provider. Without limiting the foregoing, Landlord shall, at no additional cost to Tenant, allow Tenant and its utility providers (including, but not limited to, telecommunication service providers, electrical service providers and water and sewer providers) (collectively, “Carriers”) to access the Premises for purposes of installing, testing, monitoring and maintaining utility services to the Premises, including upgrading the existing utility services available to the Premises. The activities may include: (a) allowing each of Tenant’s Carriers to install a fiber distribution panel for purposes of providing connectivity to the Premises; (b) allowing Tenant’s Carriers to install additional utility lines to the Premises (including establishing one or more additional fiber optic pathways to the Buildings); (c) granting Tenant’s Carriers access to and use of existing easement areas and ducts, risers, closets, and conduits serving the Buildings; (d) allowing Tenant and its Carriers to install, monitor, and maintain equipment within the Buildings for purposes of providing, receiving and monitoring utility service to the Premises; and (e) installing underground or overhead conduit, cabling, fiber, and other utility lines on or within the Premises and the removal and replacement of curbing, pavement, and sidewalks. B. Loss of Service. Landlord shall not be liable for a loss of or injury to person or property, through or in connection with or incidental to furnishing or failure to furnish any utilities to the Premises (and no such interruption or failure of utility services shall be deemed to constitute a constructive eviction of Tenant); provided, however, if (i) a utility service failure occurs as a result of the negligence or willful misconduct of Landlord or any of Landlord’s agents, employees, contractors, suppliers, or invitees (collectively, “Landlord Parties”), and (ii) such utility service failure lasts for more than twenty-four (24) hours and adversely impacts Tenant’s equipment or operations or testing or production environments within the Premises or Tenant’s ability to use the Premises for the Permitted Use, then Tenant shall be entitled to receive an abatement of Rent payable hereunder during the period beginning after the expiration of such twenty-four (24) hour period and ending on the day the service has been restored. In the case of a utility service failure, if the entire Premises has not been rendered untenantable by such failure, the amount of abatement shall be equitably prorated. C. Energy Consumption Data. Tenant agrees to provide Landlord with its energy consumption data within thirty (30) days after Landlord’s request for the same. Tenant acknowledges that pursuant to applicable Laws, Landlord may be required to disclose information concerning Tenant's energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the "Tenant Energy Use Disclosure"). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Tenant agrees to take such further

17 52757516.2 actions as are reasonably necessary in order to further the purpose of this paragraph, including, without limitation, providing to Landlord the names and contact information for all utility providers serving the Premises, copies of utility bills, written authorization from Tenant to any such utility company to release information to Landlord, and any other relevant information reasonably requested by Landlord or the applicable utility company. 15. FURNITURE, FIXTURES, AND EQUIPMENT. Tenant shall have the right to use the furniture, fixtures, and equipment currently existing in the Premises, as set forth on Exhibit B attached hereto (the “Furniture”), during the Lease Term. Tenant shall accept the Furniture in its currently existing "as-is" condition and Landlord makes no representation or warranty regarding the condition of the Furniture or its suitability for Tenant’s intended use. Subject to the remaining terms of this Section 15, the Furniture shall remain the sole property of Landlord and shall be returned to Landlord by Tenant in the same condition in which it was delivered, subject to reasonable wear and tear. As of the Expiration Date, if this Lease is still in effect, Tenant shall purchase the Furniture from Landlord, and Landlord shall sell the Furniture to Tenant, for $1.00, and the Furniture shall become the sole property of Tenant and Tenant shall be responsible for removing the same from the Premises. Landlord and Tenant shall execute a bill of sale in reasonable form evidencing such sale. 16. FREE FROM LIENS. Tenant shall keep the Buildings and the Land free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant; provided that if Tenant, in good faith, elects to contest such lien, Tenant shall furnish a bond or other security reasonably acceptable to Landlord and Tenant shall not then be deemed in default under this Lease. Tenant shall cause any such lien imposed to be released of record by payment or posting of a proper bond reasonably acceptable to Landlord within thirty (30) days after written request by Landlord. 17. COMPLIANCE WITH GOVERNMENTAL REGULATIONS. Except as expressly provided herein, Tenant shall, at Tenant’s sole cost and expense, comply in all material respects with all Laws applicable to the Premises including performing required modifications. Landlord shall, at Landlord’s sole cost and expense, perform modifications to the Building components that comprise the Landlord Repair/Maintenance Obligations to the extent required to comply with all Laws in all material respects (subject to reimbursement to the extent permitted under Section 5 above), provided that Tenant shall be responsible for making such modifications at Tenant’s sole cost to the extent the compliance obligation is triggered by Tenant’s particular use of the Premises or Alterations constructed by Tenant. 18. HAZARDOUS MATERIALS AND COMPLIANCE WITH ENVIRONMENTAL LAWS. A. Hazardous Materials. As used herein, “Hazardous Materials” means any pollutant, petroleum product or byproduct, radioactive or hazardous substance, chemicals, toxic or hazardous gaseous, liquid or solid materials or waste, including without limitation, any material or substance having characteristics of ignitability, corrosiveness, reactivity, or toxicity or other substance for which liability or standards of conduct may be imposed or that are regulated under any laws because of the effect or alleged effect on health or the environment, or which is otherwise determined under any laws to be a danger to health, reproduction or the environment and shall include asbestos and asbestos- containing materials, radiation, mold and microbial agents. B. Environmental Laws. As used herein, “Environmental Laws” means all federal, state and local environmental laws, rules, regulations, ordinances, directives and orders pertaining to environmental health and safety matters, as same may be amended or supplemented from time to time, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, (“CERCLA”), 42 U.S.C § 9601 et seq.; the Resource Conservation and Recovery Act, (“RCRA”), 42 U.S.C § 6901 et seq.; the Clean Air Act, 42 U.S.C § 7401 et seq.; the Federal Water Pollution Control Act (including but not limited to as amended by the Clean Water Act), 33 U.S.C § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; the

18 52757516.2 Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq. C. Tenant’s Responsibility. Tenant shall not bring or use on the Premises, or manufacture on the Premises, any Hazardous Materials without Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed, and either given or withheld within thirty (30) days after Tenant’s written request; provided that Tenant may, without Landlord’s consent, use, store, and properly dispose of Hazardous Materials as required for Tenant to operate, repair, and maintain the Premises for the Permitted Use and to perform Tenant’s obligations under this Lease so long as Tenant complies with Environmental Laws. Landlord’s consent (as needed) shall be deemed granted with respect to Hazardous Material required to be disclosed to the Los Angeles Fire Department pursuant to the California Environmental Reporting System (CERS) regarding the Hazardous Materials Tenant uses at the Premises, provided that Tenant delivers a copy of such report(s) to Landlord. Hazardous Materials not required to be disclosed under CERS, including Hazardous Materials below the reportable quantities under CERS, shall not require consent. If Landlord consents (or is deemed to have consented) in accordance with the foregoing to Tenant’s use of Hazardous Materials on the Premises, Tenant represents and warrants that it will do the following: (i) adhere to all reporting and inspection and other requirements imposed by applicable Environmental Laws; (ii) obtain and provide to Landlord copies of all necessary permits required for the use and handling of Hazardous Materials on the Premises; and (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards. D. Tenant’s Indemnity Regarding Hazardous Materials. Tenant shall indemnify, defend and hold Landlord harmless from and against any claims, liabilities, costs or expenses to third parties incurred or suffered by Landlord to the extent arising from Tenant bringing, using or manufacturing Hazardous Materials on the Premises. Tenant’s indemnification and hold harmless obligations include, without limitation, the following: (a) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under Environmental Laws, (b) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source, and (c) all costs of defending such claims. The foregoing obligations of Tenant shall survive the expiration or earlier termination of this Lease. E. Tenant’s Remediation. If any Hazardous Materials brought upon, or used or manufactured in, the Premises and the Land by Tenant or any Tenant Party during the Lease Term (“Tenant Hazardous Materials”) are introduced by Tenant or any Tenant Party into the soil or ground water under the Premises and the Land, Tenant agrees to promptly notify Landlord of the same and comply, at Tenant’s sole cost, with all applicable Environmental Laws relating to the investigation, monitoring and remediation of such Tenant Hazardous Materials. In the event of any such introduction of Tenant Hazardous Materials, Tenant agrees to meet and confer with Landlord to attempt to eliminate or mitigate any financial exposure to Landlord under any applicable Environmental Laws as a result thereof, and Tenant agrees to take all investigatory, monitoring and remedial steps with respect to such introduction as required by Environmental Laws. F. Tenant’s Investigation. Tenant shall have the right, at Tenant’s sole cost and expense, to designate and engage its own advisers and to make any inspections of the

19 52757516.2 Premises and the Land during the Lease Term that Tenant may deem necessary, provided that (a) Tenant shall notify Landlord, as promptly as practicable, of its intention to cause such inspection to occur; (b) neither Tenant nor its advisers shall perform any invasive testing unless required by applicable Environmental Laws or governmental orders; and (c) any written report resulting from such inspection shall be addressed only to Tenant’s counsel and shall be marked “Attorney-Client Privileged and Confidential.” G. Landlord’s Representation. Landlord represents and warrants, to the best of its knowledge, that, as of the Commencement Date, no Hazardous Materials exist on, under or about the Premises and Land in violation of Environmental Laws. H. Notification. The Parties shall notify each other of the existence of any reports, recommendations or studies prepared in connection with any investigation for the presence of Hazardous Materials on, in or under the Premises and Land of which it becomes actually aware, and shall give written notice to the other as soon as reasonably practicable of: (i) any written communication received from any governmental authority concerning any Hazardous Materials which relates to the Premises and Land; and (ii) any release of Hazardous Materials in violation of applicable Environmental Laws on, in or under the Premises and Land of which such party becomes actually aware. I. Landlord’s Indemnity Regarding Hazardous Materials. Landlord shall indemnify, defend and hold Tenant harmless from any claims, liabilities, costs or expenses incurred or suffered by Tenant to third parties arising from: (i) the existence of Hazardous Materials in, on, around or under the Premises and Land prior to the Commencement Date (other than and to the extent of Hazardous Materials brought thereon by Tenant), and (ii) the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Landlord or any of the Landlord Parties on, in or under the Premises and Land during the Lease Term. Landlord’s indemnification and hold harmless obligations include, without limitation, the following: (a) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under Environmental Laws, (b) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source, and (c) all costs of defending such claims. The foregoing obligations of Landlord shall survive the expiration or earlier termination of this Lease. J. Landlord’s Compliance with Environmental Laws; Landlord’s Remediation. Landlord agrees to comply, at its sole cost (without reimbursement as an operating expense or otherwise), with all Environmental Laws relating to the investigation, monitoring, disposal, remediation and/or removal of Hazardous Materials (excluding those for which Tenant is responsible pursuant to Section 18(E)) that: (i) are present on, in or under the Premises and Land on or prior to the Commencement Date (except to the extent brought thereon by Tenant), or (ii) are brought, used, permitted, generated, emitted or disposed of by Landlord or any Landlord Parties on, in or under the Premises and Land. Under no circumstances shall any costs or expenses incurred by Landlord in connection with any investigation, monitoring, testing, remediation or removal activities be passed through to Tenant. If any Hazardous Materials for which Landlord is responsible pursuant to this Section 18(J) require investigation, monitoring, remediation and removal, Landlord agrees to promptly meet and confer with Tenant to attempt to eliminate and mitigate any exposure to Tenant and any Tenant Party by such Hazardous Materials and promptly, at Landlord’s sole cost and expense, take all reasonable and required investigatory, monitoring, testing, remedial and removal steps and actions taking into account the current use of the Premises, the risks to human health posed by the discharge, the then available technology, and the costs of investigation, monitoring and remediation, consistent with acceptable customary

20 52757516.2 practices for the type and severity of such contamination and all applicable Environmental Laws. Landlord shall provide Tenant prompt written notice of Landlord’s proposed investigatory, monitoring, cleanup and remedial steps and actions. 19. INDEMNITY. A. Tenant’s Indemnity. To the fullest extent permitted under applicable Laws but only to the extent that such Losses (as defined below) are not subject to the waiver of claims and subrogation under Section 12(D), Tenant shall defend, indemnify and hold Landlord and Landlord Parties harmless from and against any and all obligations, losses, costs, expenses, liabilities, claims, damages, demands, fines, penalties, attorneys’ fees, investigation costs, court costs or expert witness fees (collectively, “Losses”) incurred to the extent resulting from any injury or death or property damage occurring during the Lease Term on the Premises and Land resulting from: (i) any occurrence in or about the Premises, the use and occupancy of the Premises, or from any activity, work, or thing done, permitted or suffered by Tenant and/or any Tenant Party in or about the Premises, (ii) any negligence or willful misconduct of Tenant or any of its employees, contractors or agents (collectively, the “Tenant Parties”), or (iii) any breach by Tenant of any of its obligations hereunder which continues beyond applicable grace, notice and cure periods. If any action or proceeding is brought against any Landlord Party by reason of any such claim, Tenant, upon written notice from Landlord, shall defend the claim at Tenant’s expense with counsel reasonably approved by Landlord. The foregoing obligations of Tenant shall survive the expiration or earlier termination of this Lease. B. Landlord’s Indemnity. To the fullest extent permitted under applicable Laws but only to the extent that such Losses are not subject to the waiver of claims and subrogation under Section 12(D), Landlord shall defend, indemnify and hold Tenant and Tenant Parties harmless from and against any and all Losses incurred to the extent resulting from any injury or death or property damage occurring during the Lease Term on the Premises and Land resulting from: (1) any negligence or willful misconduct of Landlord or any of the Landlord Parties; or (2) any breach by Landlord of any of its obligations hereunder which continues beyond applicable grace, notice and cure periods. If any action or proceeding is brought against any Tenant Party by reason of any such claim, Landlord, upon written notice from Tenant, shall defend the claim at Landlord’s expense with counsel reasonably approved by Tenant. The foregoing obligations of Landlord shall survive the expiration or earlier termination of this Lease. 20. INTENTIONALLY DELETED. 21. INTENTIONALLY DELETED. 22. ATTORNEYS’ FEES. If a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret this Lease, or because of the breach of any other covenant or warranty herein, the losing party shall pay to the prevailing party reasonable, out-of-pocket attorneys’ fees actually incurred, including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all out-of-pocket costs and expenses including reasonable attorneys’ fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post judgment costs is severable from all other provisions of this Lease. 23. TENANT’S DEFAULT. A. Default. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) any failure by Tenant to pay rent or to make any

21 52757516.2 other payment required to be made by Tenant to Landlord hereunder, where such failure continues for five (5) business days after Tenant’s receipt of written notice of such delinquency from Landlord; (ii) a failure by Tenant to observe and perform any other provision of this Lease to be observed or performed by Tenant, where such failure continues for forty-five (45) days after Tenant’s receipt of written notice thereof from Landlord; provided, that if the nature of the default is such that it cannot reasonably be cured within such 45-day period, Tenant shall not be deemed to be in default if Tenant commences within such period to cure the default and thereafter diligently prosecutes the cure to completion; (iii) the making by Tenant of any general assignment for the benefit of creditors or the filing by or against Tenant of a petition to have Tenant adjudged bankrupt or of a petition for reorganization or arrangement under any Laws relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days after the filing); (iv) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days; or (v) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within sixty (60) days. The notice requirements set forth herein are in lieu of and not in addition to the notices required by applicable Laws, provided that no such notice period hereunder shall be less than any required by appliable Laws. B. Remedies. Upon material default and breach of this Lease by Tenant beyond applicable notice and cure periods, as described in Section 23(A), Landlord shall have those rights and remedies set out in this Section 23(B), in addition to all other rights and remedies available under this Lease, at law and in equity. Without notice or demand (except as otherwise required in Section 23(A) or by applicable Laws) Landlord may terminate this Lease in accordance with Laws and pursuant to the judgment of a court of competent jurisdiction, in which case Tenant shall immediately surrender the Premises to Landlord. Thereafter, Tenant shall pay Landlord, on demand, all past due rent and other losses and damages Landlord suffers as a result of Tenant’s default, including, without limitation: (i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (iv) except as otherwise limited by Section 42, any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The term “rent” as used in this Section shall be deemed to be and to mean the Monthly Base Rent, Direct Expenses, and all other sums required to be paid by Tenant pursuant to the terms of this Lease, all other such sums being deemed to be additional rent due hereunder. As used in subsections (i) and (ii) above, the “worth at the time of award” is computed by allowing interest on all such unpaid sums at the rate of the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H-15, published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points (the “Interest Rate”), compounded annually. As used in subsection (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco plus one percent (1%) per year. Landlord shall also have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover

22 52757516.2 rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due. 24. LANDLORD’S DEFAULT. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease (subject to any additional rights of a lender under an SNDA) Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Tenant shall give to each of Landlord’s lenders whose name and address are given to Tenant written notice of any default by Landlord under the terms of this Lease by certified mail, and each such lender shall be given the same opportunity to cure such default as Landlord is given above prior to Tenant’s exercising any remedy available to Tenant. 25. SIGNAGE. During the Lease Term, Tenant shall have the exclusive right, in compliance with all applicable Laws, to all signage located on or about the Premises including the Buildings and the Exterior Areas, and may install additional signage in Tenant’s sole discretion. All signage installed by Tenant on the exterior of any Building or the Exterior Areas is subject to the prior written approval of Landlord, which shall not be unreasonably withheld. Tenant shall maintain its signage in good condition and repair at all times. Tenant shall be responsible for the cost of installing, maintaining, and repairing Tenant’s signs. 26. INTENTIONALLY DELETED. 27. RIGHT OF FIRST OFFER TO PURCHASE. Provided that Tenant is not then in monetary or material non-monetary default of the terms of this Lease beyond the applicable notice and cure period at the time of Tenant’s exercise of the right of first offer to purchase under this Section 27, Tenant shall have a right of first offer (the “Right of First Offer to Purchase”), during the Lease Term, to purchase the Premises pursuant to the terms and conditions of this Section 27. Such Right of First Offer to Purchase shall be a continuing right for the first two years of the Lease Term and thereafter shall be a one-time right. For purposes of this Section 27, “Premises” refers separately to each Building such that Tenant has the Right of First Offer to Purchase either Building in the event Landlord elects to sell only one (or each separately). A. Landlord’s Notice of Intent to Sell. In the event Landlord desires to Sell (as defined below) the Premises, then, prior to Selling the Premises, Landlord must first offer to Sell the Premises to Tenant by delivering written notice (the “Purchase Offer Notice”) to Tenant setting forth (i) the gross purchase price for the Premises together with any material closing cost allocations and any other material estimated adjustments to the purchase price (the “Purchase Price”) that Landlord will accept for the Premises, (ii) the closing period, (iii) the deposit amount, (iv) the escrow/title company, and (v) material conditions to closing (if any) (provided that there shall be no “due diligence period” or other contingency period offered to Tenant regardless of the terms Landlord may seek from a third party). For the purposes hereof, “Sale”, “Sell” or “Selling” shall mean to sell, transfer, or ground lease the Premises (however, the granting of a first priority real property secured mortgage, deed of trust or other security instrument, shall not be deemed a Sale) or to convey one hundred percent (100%) of the membership or other direct or indirect controlling ownership interests in the Landlord to a third party (e.g., other than for estate planning purposes or among current owners of interests in Landlord). Tenant acknowledges that the Premises is currently on the market (or has

23 52757516.2 been recently) and that Landlord is not obligated to deliver to Tenant a Purchase Offer Notice upon execution of this Lease (but shall be obligated to do so if Landlord materially changes the terms of the sale being offered). Notwithstanding the foregoing or anything to the contrary in this Section 27 the following transactions shall not be considered a Sale (each, an “Exempt Transfer”): (i) transfers of any direct or indirect ownership interest in Landlord, including any interest of any member, as a result of exercising buy/sell or other contractual rights or pursuant to any other agreement by a direct or indirect constituent owner of, or a member of, Landlord to acquire the interest of another constituent owner or member under the organizational documents of, or a member of, Landlord or any of its constituent owners or members; (ii) transfers of the Premises to a Landlord Affiliate (as defined below), provided any such Landlord Affiliate shall take subject to the obligations of Landlord hereunder; (iii) transfers of direct or indirect ownership interest in Landlord provided that after the transfer, Landlord remains a Landlord Affiliate; (iv) transfers of any direct or indirect ownership interest in Landlord or Landlord Affiliate resulting solely from the sale, transfer, or issuance of operating partnership units; (v) transfers of direct or indirect ownership interests in Landlord resulting solely from the sale, transfer or issuance of shares of common stock or operating partnership units in an entity that is (or becomes as a result of such transfer) a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange; or (vi) transfers of the Premises or the interests in Landlord to a Foreclosure Owner (as defined below) or any foreclosure or transfer in lieu thereof of a security interest in the membership or other equity interest in the entity constituting Landlord. Concurrently with Landlord’s delivery to Tenant of a Purchase Offer Notice, Landlord shall deliver to Tenant, to the extent in Landlord’s possession: (a) operating statements for the two (2) prior calendar years and a year to date operating statement, (b) a copy of Landlord’s most recent title policy and property survey, if any, and (c) a copy of Landlord’s most recent environmental reports, if any (collectively, the “Due Diligence Materials”). B. Confidentiality. Subject to Section 27(J) below, Tenant shall keep the existence of the Purchase Offer Notice, Tenant’s potential purchase of the Premises, and the Due Diligence Materials confidential, except to the extent necessary to comply with applicable Law; provided, however, that Tenant shall be allowed to disclose such information to Tenant’s agents, employees, contractors, consultants, and attorneys, as well as current or prospective partners, lenders (if any), tenants, and title company personnel, in each case with a need to know in connection with Tenant’s review and consideration of the Premises. Tenant shall inform all persons receiving such information from Tenant of the confidentiality requirement and (to the extent within Tenant’s control) cause such confidence to be maintained. Any such disclosure to third parties shall indicate that the information is confidential and should be so treated by the third party. Disclosure of information by Tenant shall not be prohibited if that disclosure is of information that is or becomes a matter of public record or public knowledge from sources other than Tenant or its agents, employees, contractors, consultants or attorneys. C. Definitions. a. A “Landlord Affiliate” shall mean an affiliate of Landlord or Landlord’s parent (an entity that directly or indirectly, through one or more intermediaries, is controlled by, controls, or is under common control, as such term is defined in California General Corporations Code Sections 160 and 5045, with, Landlord). b. A “Foreclosure Owner” shall mean an entity or person who had a first priority real property secured loan or a security interest in the equity interests of the entity constituting Landlord and that becomes the owner of the Premises or the entity constituting Landlord through a foreclosure by trustee’s power of sale, judicially or

24 52757516.2 otherwise, or as a purchaser at a foreclosure sale, UCC sale or a mortgagee of the Premises (or an entity that is controlled by, controls, or is under common control with such mortgagee) that acquires title by deed in lieu or transfer of equity in lieu of foreclosure, in connection with a default by Landlord under a first priority real property secured mortgage, deed of trust or other security interest encumbering the Premises. c. The “Closing Date” shall be the date the grant deed, in a form set forth in the ROFO Purchase Agreement, conveying the Premises to Tenant is recorded in the official records of Los Angeles County, California, which shall be sixty (60) days following the full execution and delivery of the ROFO Purchase Agreement. D. Procedure for Acceptance by Tenant. If Tenant wishes to purchase the Premises following Tenant’s receipt of a Purchase Offer Notice, then Tenant shall send written notice to Landlord (the “Purchase Acceptance”) indicating Tenant’s acceptance of Landlord’s offer to sell the Premises on the terms of the Purchase Offer Notice, on or before the date that occurs [****] days following Tenant’s receipt of the Purchase Offer Notice and the Due Diligence Materials (the “Offer Period”). The delivery of the Purchase Acceptance shall be deemed to be an acceptance to buy the Premises on the terms and conditions set forth in the Purchase Offer Notice. If Tenant fails to deliver a Purchase Acceptance within the Offer Period, then Landlord shall thereafter be free for a period of one (1) year (the “One Year Period”) to sell the Premises to any party thereafter on any terms determined by Landlord in its sole discretion; provided, however, prior to selling the Premises to a third party at a Purchase Price that is less than ninety-five percent (95%) of the Purchase Price set forth in the Purchase Offer Notice, then Landlord shall deliver to Tenant a modified Purchase Offer Notice at the reduced Purchase Price and Tenant shall again have the right to deliver a Purchase Acceptance pursuant to the terms of this Section 27(D) except that Tenant shall have [****] days following Tenant’s receipt of such modified Purchase Offer Notice to deliver the Purchase Acceptance to Landlord. If Landlord has not entered into a legally binding agreement with, or granted any legally binding, unconditional rights to, a third party to purchase or acquire title to the Premises within the One Year Period, then, unless terminated pursuant to Section 27(F) below, Tenant’s Right of First Offer to Purchase shall be reinstated through the ROFO Expiration Date (as defined below), subject to the terms of this Section 27. E. Execution of Purchase Agreement. Within five (5) business days of receipt of Tenant’s Purchase Acceptance, Landlord shall prepare a purchase agreement for the sale of the Premises to Tenant (the “ROFO Purchase Agreement”) on the terms set forth in the Purchase Offer Notice and otherwise on such terms as are customary for the sale of commercial property in the Los Angeles, California area and Landlord and Tenant shall use their best, good faith efforts to negotiate the terms of the purchase agreement within forty (40) days following Landlord’s delivery of the purchase agreement, provided that notwithstanding the foregoing documentation obligations, Tenant's timely delivery of the Purchase Acceptance shall, in and of itself, conclusively establish Tenant's right to purchase the Premises on the express terms set forth in this Section 27. F. Termination of Purchase Rights. Tenant’s Right of First Offer to Purchase granted hereunder shall terminate and not be thereafter reinstated upon any of the following (each, a “ROFO Expiration Date”). a. Tenant’s failure to consummate the transaction contemplated by any ROFO Purchase Agreement after delivering a Purchase Acceptance to Landlord (except to the extent that the transaction is not consummated due to casualty,

25 52757516.2 condemnation, failure of a condition, or the default of Landlord under the ROFO Purchase Agreement). b. Any sale of the Premises as to which Tenant’s Right of First Offer to Purchase was applicable, and as to which Tenant has failed to exercise its Right of First Offer to Purchase. c. After the second year of the Lease Term, Tenant’s failure to exercise Tenant’s Right of First Offer to Purchase in the time frame required above after receiving a Purchase Offer Notice. d. The date upon which this Lease has been terminated. Subject to the termination provisions as set forth above, Landlord acknowledges that Tenant’s Right of First Offer to Purchase shall not be terminated, and shall continue in full force and effect, following a transfer to a Landlord Affiliate or any Foreclosure Owner or any other Exempt Transfer. G. Estoppel; Quitclaim by Tenant. Upon the termination of Tenant’s Right of First Offer to Purchase, Tenant shall provide Landlord, within ten (10) business days following a request in writing by Landlord, with a reasonable and customary quitclaim deed sufficient to clear title of any record of Tenant’s Right of First Offer to Purchase. In accordance with Section 38 below, within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord (and any other persons reasonably requested by Landlord, including, without limitation, a title company) an estoppel certificate or other affidavit indicating therein to what extent Tenant’s Right of First Offer to Purchase may exist at that time or that such right has been waived or terminated, as applicable. H. Rights Personal to Tenant. Tenant’s Right of First Offer to Purchase shall be personal to the “Original Tenant” (as defined in Section 12(C)(a) above) or a “Permitted Transferee” (as defined in Section 31(A) below) only and shall therefore not be exercisable by any other transferee (including any other assignee, sublessee or transferee) of Tenant’s interest in this Lease. I. Subordination. Tenant hereby covenants and agrees that as part of any SNDA with respect to a first priority real property secured loan or mezzanine loan, Tenant shall specifically subordinate its Right of First Offer to Purchase and any documents executed in connection therewith to the applicable mortgage or security agreement referenced in such SNDA, provided that each such SNDA must recognize that the Right of First Offer to Purchase continues in effect following any foreclosure sale. J. Memorandum of ROFO. As soon as reasonably practicable after the Effective Date, the parties shall record a memorandum evidencing the Tenant’s Right of First Offer to Purchase (”Memorandum of ROFO”) and containing any other information at Landlord’s and Tenant’s mutual election, in the official records of Los Angeles County, California. The costs of any recording or transfer fees or taxes related thereto, shall be split between Landlord and Tenant. Tenant agrees to execute reasonable documentation require to release such Memorandum of ROFO upon the earlier to occur of (i) the end of the Lease Term, and (ii) the termination of Tenant’s Right of First Offer to Purchase as set forth in this Section 27 above. 28. NOTICES. All notices, approvals, requests, demands and other communications submitted or required to be given under this Lease shall be in writing and shall be delivered by (i) reputable commercial overnight courier, (ii) United States Postal Service, certified or registered mail, return receipt requested,

26 52757516.2 postage prepaid, or (iii) e-mail (provided that any notice provided by e-mail must also be confirmed using one of the methods specified in subsection (i) or (ii)), at the following addresses, or such other addresses as a Party may designate by ten (10) days’ prior written notice to the other Party: If to Tenant: Corporate Real Estate AstraZeneca Pharmaceuticals LP 1800 Concord Pike Wilmington, Delaware 19803 Email: [****] Attn: [****] With copies to: General Counsel AstraZeneca Pharmaceuticals LP 1800 Concord Pike, PO Box 15437 Wilmington, Delaware 19850-5437 Email: [****] and Neogene Therapeutics Attn: [****] 2225 Colorado Ave, Santa Monica, CA 90404 [****] and Saul Ewing LLP 1201 North market Street Suite 2300 Wilmington, DE 19801 Attn: [****] Email: [****] If to Landlord: Instil Bio, Inc. 3963 Maple Avenue, Suite 350 Dallas, Texas 75219 Attn: [****] Email: [****] With a copy to: Novos Law LLP 696 Hilgard Avenue, PH-9 Los Angeles, CA 90024 Attn: [****] Email: [****] Notices shall be deemed effective when actually delivered or refused at a Party’s address(es) set forth above. To the extent that an email notice address is provided above, such email notice shall not be deemed effective until such Party receives a hard copy of such notice (together with all attachments) at the physical

27 52757516.2 address set forth above or is otherwise waived. Each Party must promptly notify the other party in the event of a change of any of the address(es) set forth in this Section and in the event either Party attempts to deliver notice to the other Party using an address set forth in this Lease but such delivery fails due to the other Party’s failure to update the address(es) set forth herein, such notice shall be deemed to have been delivered under this Lease. 29. ENTRY BY LANDLORD. A. Subject to Tenant’s Security Systems (as defined below) and the other terms and conditions of this Section 29, Landlord reserves and shall have the right to enter the Premises (other than the Designated Secured Areas (as defined below)) to: (i) inspect the same; (ii) show the Premises to prospective purchasers, tenants or lenders; provided that showings to prospective tenants shall only occur during the last year of the Lease Term (i.e., where Tenant has not exercised any available Option or no Option remains available to Tenant); and (iii) repair any portion of the Buildings (subject to subsections 29(C) and 29(D)), as required by the terms of this Lease, or to otherwise satisfy or perform Landlord’s express obligations under this Lease. In connection with any entry, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of the Premises and to perform the same after Tenant’s business hours if reasonably practical. B. Landlord agrees that Landlord shall provide Tenant with at least two (2) business days’ prior written notice (and ten (10) days’ prior written notice for any entry by Landlord’s contractors) of any entry pursuant to this Lease (the “Entry Notice”), which Entry Notice shall include the following information: (i) the dates and times of such entry (which dates and times shall conform to the requirements of this Section 29); (ii) the purpose of such entry (including whether such entry is required by Landlord’s lender, or Landlord’s lender’s agents and/or contractors); and (iii) to the extent such information is then available to Landlord, the identity of the persons entering the Premises, provided that no Entry Notice shall be required in the event of an “Emergency” (as defined below). For purposes of this Lease, an “Emergency” shall mean a situation that threatens imminent material harm to persons or property. C. Landlord acknowledges and agrees that neither Landlord nor any of Landlord’s agents, employees, contractors, and invitees shall have the right to (i) enter the Premises (or any part thereof) without an escort provided by Tenant (provided that Tenant makes an escort reasonably available) except in the event of an Emergency; or (ii) take any photographs and/or video of the Premises (or any part thereof) including the interior or exterior of any of the Improvements or the Exterior Areas without Tenant’s prior written consent (which consent may be withheld in Tenant’s sole and absolute discretion). Without limiting the foregoing, Landlord shall comply with, and shall cause its agents, employees, contractors, and invitees to comply with Tenant’s security systems and procedures (collectively, “Tenant’s Security Systems”). Tenant’s Security Systems may include, among other things, continuously monitored video surveillance, roving security guards/patrols, lobby attendants, security lighting, key-card systems, access gates, the right to require visitors to wear badges while in the Premises, the right to require Landlord and/or any of Landlord’s designees to submit to a background check and/or deliver to Tenant a current commercially reasonable confidentiality/non-disclosure agreement prior to any entry onto the Premises, and the right to restrict access by any visitor who Landlord intends to bring on the Premises who is a Competitor or a Competitor Related Party (as each such term is defined below), except that a Competitor or Competitor Related Party shall be allowed to tour the Premises as a prospective tenant during the final year of the Lease Term. In connection with any Competitor or Competitor Related Party entering the Premises, Tenant may institute additional, reasonable security protocols. Without limiting the foregoing, Landlord agrees that Landlord shall use commercially reasonable efforts to provide Tenant with

28 52757516.2 written notice (which may be by electronic mail) of the identity of each person anticipated to enter the Premises pursuant to the terms and conditions of Section 29(B) as part of Landlord’s Entry Notice. As used herein, (1) a “Competitor” of Tenant shall mean an entity whose primary business produces or profits from the sale of the same clinical modalities as Tenant or its affiliates and that compete with those offered by Tenant (as reasonably determined by Tenant and as such products and services shall change and expand from time to time); and (2) a “Competitor Related Party” means (x) any person or entity that controls, is controlled by, or is under common control with a Competitor; (y) any successor entity resulting from the merger or consolidation with a Competitor; or (z) any person or entity that acquires all or substantially all of the assets of a Competitor in one or more transactions. D. Landlord acknowledges and agrees that: (i) the Premises has been designated by Tenant as a sensitive information facility due to the highly confidential nature of Tenant’s use thereof; (ii) Tenant shall have the right from time to time to designate commercially reasonable portions of the interior or exterior of the Premises (when taking into consideration reasonable security concerns) as wholly restricted from entry by Landlord or any of its designees (such areas being referred to herein as the “Designated Secured Areas”); (iii) to the extent access to any Designated Secured Areas is necessary to perform any of Landlord’s obligations under this Lease and Landlord notifies Tenant in writing that no reasonable alternatives to such access exist that would not result in materially increased costs to Landlord, then, unless Tenant either provides access to the applicable Designated Secured Areas or agrees to pay the incremental increase in costs associated with such alternative access, Landlord shall be excused from performing such obligations during the period of time that Tenant refuses to provide Landlord with such necessary access; and (iv) if, in connection with an entry pursuant to clause (ii) of Section 29(A) above, (1) Landlord (on behalf of itself or any proposed purchaser or lender) requires access to any of the Designated Secured Areas in order to complete customary due diligence investigations (e.g., seismic, property condition and indoor air quality reports) in the Premises, (2) access to the Designated Secured Areas is required to perform such investigations in accordance with then-applicable industry standards, and (3) no reasonable alternative (that would not result in any materially increased cost) to complete such investigations is available, then Tenant shall grant access to such Designated Secured Areas solely to the extent necessary to perform such investigations (in which case such access shall be subject to Tenant’s Security Systems and any other additional, reasonable security protocols instituted by Tenant). E. Tenant shall have exclusive control over all access to and security at the Premises and Landlord shall have no responsibility or liability in connection therewith. 30. DESTRUCTION OF PREMISES. A. Landlord’s Obligation to Restore. If the Premises are destroyed in whole or in part from any cause, Landlord shall, within thirty (30) days of such casualty, cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required in days from the date of the casualty to substantially complete the repair and restoration of the Premises (“Completion Estimate”). Except as provided in Sections 30(B)-(D), Landlord shall, at its sole cost and expense, and with due diligence, rebuild or restore the Premises to its condition prior to the damage or destruction; provided that Landlord shall only be required to restore Tenant’s leasehold improvements and alterations to the extent Landlord is required to insure the same or if Landlord is not required to insure the same, if Tenant agrees to provide Landlord with sufficient funds to complete such restoration. If the Building is rendered materially untenantable (i.e., greater than 30% of the Building is rendered untenantable) (a “Material Casualty”, and less than 30% a “Partial Casualty”), Tenant may elect to

29 52757516.2 terminate this Lease at its sole election by delivery of notice within sixty (60) days of receipt of the Completion Estimate. If this Lease is not terminated following a casualty and Landlord is not required to restore Tenant’s leasehold improvements and alterations, Tenant shall be required to restore the same at its sole cost and expense, along with Tenant’s trade fixtures and equipment. B. Uninsured Casualty. Notwithstanding any of the provisions of this Section 30 to the contrary, if the damage to the Premises that Landlord is required to restore exceeds an amount equal to (i) six (6) months’ Rent at the time of the casualty, or (ii) in the last year of the Lease Term, three (3) months’ Rent at the time of the casualty, as applicable (the “Uninsured Loss Cap”), and also results from an uninsured casualty, Landlord shall, within thirty (30) days of such casualty, send written notice thereof to Tenant detailing the cost of restoration and the amount by which it exceeds the Uninsured Loss Cap. As used herein, an “uninsured casualty” means (a) a hazard or peril that Landlord does not actually insure against and is not required to insure against hereunder, or (b) a hazard or peril that Landlord is required to insure against hereunder and did actually insure against in the manner provided for in this Lease, but for whatever reason, the insurance coverage(s) obtained by Landlord with respect to such hazard or peril did not actually pay proceeds (and will not actually pay proceeds) in an amount sufficient to fully fund the cost of the restoration work (taking into account any deductible). An uninsured casualty does not include a hazard or peril that Landlord is required to insure against hereunder, but for which the cost to repair the damage and undertake the restoration work is less than the deductible on Landlord’s insurance policy(ies). No later than thirty (30) days after Tenant’s receipt of such written notice from Landlord, Tenant shall notify Landlord in writing whether Tenant is willing to contribute the amount required to restore the Premises which exceeds the Uninsured Loss Cap (the “Tenant Payment Amount”). Provided that Tenant timely notifies Landlord that Tenant is willing to contribute the Tenant Payment Amount toward the restoration of the Premises and actually pays Landlord such amount, Landlord shall restore the Premises, at its sole cost and expense. If Tenant does not pay Landlord the Tenant Payment Amount, then Landlord shall have the option (in its sole discretion) to restore the Premises at Landlord’s cost or terminate this Lease upon thirty (30) written notice to Tenant. C. Damage During Last Year of Term. Notwithstanding any of the provisions of this Section 30 to the contrary, if a casualty occurs during the last year of the Lease Term and the restoration of the Premises is not estimated to be complete within one hundred eighty (180) days, either Landlord or Tenant may terminate this Lease upon written notice to the other party. To exercise the termination option pursuant to this Section 30(C), a party must notify the other party within thirty (30) days after Tenant’s receipt of the Completion Estimate. Notwithstanding the foregoing, Landlord may not terminate this Lease pursuant to this Section 30(C) if (a) at the time of such casualty or peril Tenant has an unexercised option to further extend the Lease Term and Tenant exercises such option to further extend the Lease Term within fifteen (15) days following Landlord’s exercise of its option to terminate pursuant to this Section 30(C), and (b) Tenant agrees in writing, as provided in Section 30(B), that if the total amount of the uninsured casualty exceeds the Uninsured Loss Cap, Tenant shall pay such uninsured casualty sum, as further described in Section 30(B). D. Completion Estimate Exceeds 12 Months. Notwithstanding any of the provisions of Section 30(A) to the contrary, if any Completion Estimate indicates that more than (i) twelve (12) months for a Material Casualty or (ii) four (4) months for a Partial Casualty will be required to rebuild or restore the Premises, Landlord and Tenant shall each have the right to terminate this Lease by providing written notice thereof to the other party within thirty (30) days of Tenant’s receipt of the Completion Estimate. In addition, if the Completion Estimate indicates that restoration will take less than twelve (12) months for a Material Casualty or (ii) four (4) months for a Partial Casualty, but Landlord does not

30 52757516.2 complete the rebuilding or restoration within twelve (12) months for a Material Casualty or (ii) four (4) months for a Partial Casualty following the date of such casualty (which time period shall be extended for Force Majeure Delays), then Tenant shall have the right to terminate this Lease by giving thirty (30) days prior written notice to Landlord. In the event the Completion Estimate indicates that more than twelve (12) months for a Material Casualty or (ii) four (4) months for a Partial Casualty will be required to rebuild or restore the Premises and Tenant does not elect to terminate, then if Landlord does not complete the rebuilding or restoration within thirty (30) days following time period set forth in the Completion Estimate (which time period shall be extended for Force Majeure Delays), then Tenant shall have the right to terminate this Lease by giving thirty (30) days prior written notice to Landlord. E. Abatement in Rent. In the event Tenant does not elect to terminate the Lease as permitted hereunder, then commencing on the date a Material Casualty or Partial Casualty occurs, Tenant shall be entitled to a reduction in Rent in the proportion that the area of the Premises is rendered untenantable by such damage bears to the total area of the Premises. The reduction in Rent shall continue until the date the Lease is validly terminated by either party or if Landlord is required or has elected to restore, the date such restoration is completed, plus a reasonable period of time thereafter for Tenant to complete its improvements, alterations and additions. F. Waiver of Statutory Rights of Termination. Unless this Lease is terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect. Each party hereby expressly waives any statutory rights of termination, including, without limitation, Sections 1932(2), 1933(4), 1941, 1941.1 and 1942 of the California Civil Code, which may arise by reason of any partial or total destruction of the Premises. 31. ASSIGNMENT OR SUBLEASE. A. Permitted Transfers. Tenant may, without Landlord’s prior consent, sublet all or a portion of the Premises or assign this Lease to (each of the following of which shall be referred to in this Lease as a “Permitted Transfer”): (i) a subsidiary, parent, affiliate, division, or corporation controlled by or under common control with Tenant (each, a “Tenant Affiliate”); (ii) a successor corporation related to Tenant by merger, consolidation, non-bankruptcy reorganization, or government action; or (iii) a purchaser of all or substantially all of Tenant’s assets, membership interests, or stock (each, a “Permitted Transferee”), provided that such Permitted Transferee (together with Tenant if the Tenant entity remains in existence following the Permitted Transfer) has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied that is sufficient to meet the obligations of Tenant under this Lease as they become due and mature and Tenant provides reasonable evidence of the same to Landlord. For the purposes of this Lease, the following shall not be deemed an assignment or sublease of the Premises and thus may occur without the prior consent of Landlord: (1) any public or private offering of Tenant’s capital stock or the sale of Tenant’s capital stock through any public exchange, or (2) the use or occupancy of the Premises or any portion thereof by any subsidiary, parent, or Tenant Affiliate. B. Consent by Landlord. Except for any Permitted Transfers, Tenant may not assign, sublet, hypothecate, or allow a third party to use or occupy the Premises without the express written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant desires to assign this Lease or sublet the Premises or any part thereof, Tenant shall deliver to Landlord executed counterparts of any agreement, if any exists, with the proposed assignee/subtenant, a notice containing the name and address of the proposed assignee/subtenant and the proposed use of the Premises, and the most recent financial statement of the assignee/subtenant. Landlord shall have a thirty (30) day period following receipt of all of the foregoing within which to

31 52757516.2 notify Tenant in writing that Landlord elects to: (i) permit Tenant to assign or sublet such space to the named assignee/subtenant on the terms and conditions set forth in the notice; or (ii) reasonably refuse consent. If Landlord should fail to notify Tenant in writing of such election within the thirty (30) day period, then Tenant may send a reminder notice. If Landlord fails to respond within ten (10) additional days after such reminder, Landlord’s consent shall be deemed granted. If all or any one of the foregoing conditions is not satisfied by Tenant, Landlord shall be considered to have acted reasonably if it withholds its consent and shall provide the reasons for refusal. If Landlord consents to a proposed assignment or sublease, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further assignment or sublease by either Tenant or a transferee. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply: 1. The transferee intends to use the Premises for purposes which are not permitted under this Lease; 2. The transferee is either a governmental agency or instrumentality thereof; or 3. In connection with any lease assignment or sublease of the entire Premises (or substantially all of the Premises), the transferee is not (considering any credit enhancements provided) a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the assignment or sublease as they become due and mature on the date consent is requested. C. No Release. Any assignment or sublease shall be made only if, and shall not be effective until, the assignee or subtenant shall execute, acknowledge and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, whereby the assignee or subtenant shall assume all of the obligations of this Lease on the part of Tenant to be performed or observed and shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any sublease or assignment and the acceptance of rent or additional rent by Landlord from any subtenant or assignee, Tenant shall and will remain fully liable for the payment of the rent and additional rent due, and to become due hereunder, for the performance of all of the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, assignee or any other person claiming under or through any subtenant or assignee that shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. D. Effect of Termination. The termination of this Lease due to Tenant’s default beyond any applicable notice and cure period shall automatically terminate any assignment or sublease then in existence, provided that at the election of Landlord (in Landlord’s sole discretion), the assignee or subtenant shall attorn to Landlord and Landlord shall undertake the obligations of Tenant under the sublease or assignment; provided Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the assignee or subtenant. E. Transfer Premium. If Landlord consents to an assignment or sublease, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined below, actually received by Tenant from such transferee; provided, however, that Tenant shall not be required to pay to Landlord any Transfer Premium (i) in connection with a Permitted

32 52757516.2 Transfer or (ii) until such time as Tenant has recovered all applicable “Subleasing Costs,” as that term is defined below, it being understood that if in any year the gross revenues, less the deductions set forth and included in Subleasing Costs, are less than any and all costs actually paid in assigning or subletting the affected space (collectively “Transaction Costs”), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from net revenues with the procedure repeated until a Transfer Premium is achieved. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such transferee in connection with the assignment or sublease in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the assignment or sublease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the assignment or sublease, (ii) any free rent reasonably provided to the transferee, (iii) any brokerage commissions in connection with the assignment or sublease, (iv) out-of-pocket costs of advertising the space subject to the Transfer, (v) any improvement allowance or other economic concessions paid by Tenant to the transferee in connection with the assignment or sublease; and (vi) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer (collectively, “Subleasing Costs”). "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. 32. CONDEMNATION. If any part of the Premises is taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and a part thereof remains which is susceptible of occupation hereunder, this Lease shall as to the part so taken, terminate as of the date title shall vest in the condemner or purchaser, and the Rent payable hereunder shall be adjusted so that Tenant shall be required to pay for the remainder of the Lease Term only such portion of the Rent as the rentable square footage of the Premises remaining after such taking bears to the rentable square footage of the entire Premises prior to such taking; provided, however, Tenant shall have the option to terminate this Lease as of the date when title to the part taken vests in the condemner or purchaser if the taking or condemnation of the Premises is such that the remaining space unaffected by the taking or condemnation is not reasonably suitable for Tenant’s use or the conduct of Tenant’s business or in the event access to the Premises is substantially impaired. If a part or all of the Premises is taken, all compensation awarded upon such taking shall go to Landlord and Tenant shall have no claim thereto, except as provided in the next sentence. Nothing contained herein shall be deemed to waive or release Tenant’s interest in any award for: (i) loss of or damage to Tenant’s trade fixtures or personal property; (ii) interruption of Tenant’s business; (iii) Tenant’s loss of goodwill; (iv) Tenant’s moving costs; (v) Tenant’s interest in any Alterations; and (vi) any separate award made to Tenant for whatever purpose, provided that any such award does not diminish Landlord’s right to recover or collect proceeds. If this Lease is not terminated by reason of the condemnation, Landlord at its expense shall repair any damage to the Premises caused by such condemnation not to exceed the award collected by Landlord, and Tenant hereby waives all rights to the contrary provided for by any Laws (including pursuant to Section 1265.130 of the California Code of Civil Procedure). Notwithstanding anything to the contrary contained in this Section 32, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Monthly Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. 33. EFFECTS OF CONVEYANCE. In the event of any sale, transfer or other conveyance (not for security purposes or otherwise in connection with the financing or refinancing of the Premises) of all or any part of the Premises, Landlord shall be relieved of all its covenants and obligations hereunder accruing after the date of such transfer or conveyance, and it shall be deemed and construed, without further agreement between the Parties and the transferee, that the transferee has assumed and agreed to carry

33 52757516.2 out any and all covenants and obligations of Landlord hereunder accruing after the date of such transfer or conveyance and Landlord shall be discharged from any responsibility and liability thereto, provided that such transfer or conveyance shall not relieve Landlord of its responsibility and liability for any defaults under this Lease or failure to perform its duties hereunder that arose on or prior to the date of such transfer or conveyance. 34. SUBORDINATION. A. Subordination. Subject to Sections 34(B) and (C) and the requirements herein with respect to the non-disturbance of Tenant, this Lease is subject and subordinate to the liens of mortgages and deeds of trust (collectively, “Encumbrances”) which may now or hereinafter affect the Premises and the Land and to any covenants, conditions or restrictions of record (collectively, “CC&Rs”) as of the Effective Date, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided that such renewals, modifications, consolidations, replacements and extensions of the CC&Rs do not adversely affect Tenant’s use of, operations on or access to the Premises or increase Tenant’s obligations or decrease Tenant’s rights under this Lease. Notwithstanding the foregoing, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within twenty (20) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in form reasonably acceptable to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Within thirty (30) days after Landlord’s written request, Tenant shall execute any documents reasonably required by Landlord or the Holder to further reflect that this Lease is subordinate to any lien of the Encumbrance, provided that such documents contain non- disturbance protection and are otherwise reasonably acceptable to Tenant. Notwithstanding anything to the contrary in this Lease, Landlord shall not enter into any amendments to any existing CC&Rs or enter into any new CC&Rs, easements, use restrictions or other similar agreements or restrictions affecting the Premises and/or the Land on and after the Effective Date without Tenant’s prior written consent, which may be given or withheld in Tenant’s reasonable discretion. B. Existing Obligations. Landlord represents and warrants that the Premises are not encumbered by a mortgage, loan, deed of trust, or ground lease as of the Effective Date, except for a deed of trust in favor of OP USA Debt Holdings II Limited Partnership, an Ontario limited partnership (the "Current Lender"). Landlord shall use commercially reasonable efforts to cause such Current Lender to enter into a commercially reasonable subordination, nondisturbance and attornment agreement with Tenant within thirty (30) days following the mutual execution and delivery of this Lease. C. Future Encumbrances. As a condition precedent to the subordination provided for in Section 34(A) with respect to any new Encumbrance after the Effective Date, Landlord shall furnish Tenant a subordination, non-disturbance, and attornment agreement from the Holder of such Encumbrance in a form that is recordable and is otherwise reasonably satisfactory to Tenant, providing that such Holder (i) shall recognize all of the terms and conditions of this Lease and (ii) shall not disturb Tenant’s use and possession of the Premises following any foreclosure of such Holder’s lien (or any deed- in-lieu of such foreclosure), in each case so long as Tenant is not in default hereunder beyond any applicable notice and cure periods (an “SNDA”). 35. WAIVER. The waiver by Landlord or Tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of any sum by a Party (or the payment thereof by the other Party) shall not be deemed to be a waiver by the accepting Party of any preceding breach of this Lease by the other Party of any term, covenant or condition of this Lease, other than the failure of such Party to pay the particular sum

34 52757516.2 accepted, regardless of the accepting Party’s knowledge of such preceding breach at the time of acceptance of such sum. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. No delay or omission in the exercise of any right or remedy by either Party shall impair such right or remedy or be construed as a waiver thereof by such Party. A Party’s consent to or approval of any act by the other Party which requires the first Party’s consent or approval shall not be deemed to waive or render unnecessary the first Party’s consent to or approval of any subsequent act by the other Party. 36. HOLDING OVER. Any holding over after the expiration of earlier termination of this Lease shall be construed as a month-to-month tenancy, terminable upon thirty (30) days written notice from either Party, and for the first two (2) months following the expiration of earlier termination of this Lease, Tenant shall pay Monthly Base Rent (on a per diem basis) at a rate equal to one hundred twenty-five percent (125%) of the Monthly Base Rent due in the month immediately preceding the expiration or earlier termination of this Lease. Following the end of such 2-month period, Monthly Base Rent shall increase to a rate equal to one hundred fifty percent (150%) of the Monthly Base Rent due in the month immediately preceding the expiration or earlier termination of this Lease. Any holding over shall otherwise be on the terms and conditions set forth in this Lease. If Tenant fails to surrender the Premises within sixty (60) days following termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. Tenant shall have no liability to Landlord for holding over except for the amounts expressly due Landlord under this Section 36. 37. SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 31, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all parties hereto. 38. ESTOPPEL CERTIFICATES. Each Party shall at any time during the Lease Term, upon not less than fifteen (15) business days’ prior written notice from the other Party, execute and deliver a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which any rent and other charges have been paid in advance; (iii) that there are not, to the Party’s knowledge, any uncured defaults on the part of the other Party hereunder or specifying such defaults if they are claimed; and (iv) such other customary, factual matters as may be reasonably required by the requesting Party. Any Such estoppel certificate and any additional certifications requested shall otherwise be in a form reasonably acceptable to the Party executing the same. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Premises or by assignee or sublessee or purchaser of Tenant's business. 39. OPTIONS TO EXTEND THE LEASE TERM. Landlord hereby grants to Tenant two (2) consecutive options to extend the Lease Term with respect to the Premises (each, an "Option"), for a period of five (5) years each (each such period, an "Option Term") commencing upon the expiration of the then initial Lease Term, upon each of the following conditions and terms. A. Exercise of Options. Tenant shall give to Landlord on a date which is not less than twelve (12) months and not more than eighteen (18) months prior to the then scheduled expiration date of the Lease Term, a written notice of Tenant's exercise of an Option (an "Option Notice"), time being of the essence. If an Option Notice is not timely so given, the Option, and any subsequent Option (if any), shall automatically expire. Tenant shall have no right to exercise an Option, notwithstanding any provision hereof to the contrary, if Tenant is then in default under this Lease beyond the applicable notice and cure period. The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise the Option because of Force Majeure Delays.

35 52757516.2 B. Options are Personal. The Options granted to Tenant are personal to the Original Tenant or any Permitted Transferee to whom this Lease has been assigned. The Options herein granted to Tenant are not assignable separate and apart from this Lease, nor may the Options be separated from this Lease in any manner, either by reservation or otherwise. C. Effect of Exercise. All of the terms and conditions of this Lease except where specifically modified by this Section 39 or as otherwise stated to be applicable only to the initial Lease Term shall apply during any Option Term, except for any provisions that were meant to be one-time Landlord concessions including without limitation free rent and delivery condition. If Tenant exercises its right to extend the term of the Lease for an Option Term pursuant to this Section 39, the term "Lease Term" or "Term" as used in the Lease, shall be construed to include the initial Lease Term and the applicable Option Term (except with respect to any provisions expressly modified by this Section 39 or otherwise stated as being applicable only to the initial Lease Term or any prior portion of the Lease Term). D. Fair Market Rent. [****]. E. Arbitration of Fair Market Rent. If Tenant disagrees with Landlord's determination of the Fair Market Rent for the Option Term, Landlord and Tenant shall confer for a period of thirty (30) days in an attempt to agree on the Fair Market Rent. In the event Landlord and Tenant fail to reach an agreement on the Fair Market Rent within such thirty (30) day period, then the Fair Market Rent for the applicable Option Term shall be determined in accordance with the following procedure (the "Arbitration Procedure"), which Arbitration Procedure shall be binding upon the parties: Within fifteen (15) days after the expiration of the thirty (30) day period described above, Landlord and Tenant shall each select a licensed real estate broker with at least ten (10) years' experience negotiating life science transactions in the Los Angeles market. If the two brokers are unable to agree within ten (10) days after their selection, they shall select a similarly qualified third broker (the "Neutral Broker"). Within twenty (20) days after selection of the Neutral Broker, the three brokers shall simultaneously exchange determinations of the Fair Market Rent. If the lowest determination of Fair Market Rent is not less than ninety-seven and one-half percent (97.5%) of the highest determination, then the three determinations shall be averaged and the result shall be the Fair Market Rent. If the lowest determination is less than ninety-seven and one-half percent (97.5%) of the highest determination, then the Fair Market Rent shall be deemed the rate set forth in the determination submitted by a broker appointed by a party that is closest in dollar amount to the determination submitted by the Neutral Broker. Each party shall pay the cost of its own broker and the parties shall share the cost of the Neutral Broker equally. If the Monthly Base Rent for an Option Term has not been determined by the commencement date of the Option Term, then until such Monthly Base Rent is determined, Tenant shall pay Monthly Base Rent to Landlord at the rate in effect immediately preceding the Option Term. If the actual Monthly Base Rent for the Option Term is determined to be higher, then within fifteen (15) days after the determination of such higher Monthly Base Rent, Tenant shall pay to Landlord the difference for each month of the Option Term for which Monthly Base Rent has already become due. If the actual Monthly Base Rent for the Option Term is determined to be lower, then within fifteen (15) days after the determination of such lower Monthly Base Rent, Tenant shall receive a credit against Monthly Base Rent next due and owing in an amount equal to the difference between the actual Monthly Base Rent determined for the Option Term and the amount for which Tenant has already paid during the Option Term. Tenant shall continue to pay Landlord as set forth in the Lease for Direct Expenses during the applicable Option Term. If Tenant was obligated to pay any amortized amounts under the Lease prior to the commencement of the applicable Option Term and there remains useful life with respect to the applicable capital improvement, then Tenant shall remain

36 52757516.2 obligated during the applicable Option Term to pay such amortized amounts in addition to the Monthly Base Rent (as adjusted to Fair Market Rent) and other amounts payable under the Lease. 40. QUIET ENJOYMENT. As long as Tenant is not in default of Tenant’s obligations hereunder beyond any applicable notice and cure period, Tenant shall have and hold the Premises for the Lease Term without any hindrance or interference by Landlord or any party claiming by, under or through Landlord. 41. BROKERS. The Parties each warrant to the other that they have not dealt with any real estate broker(s) or agent(s) in connection with the negotiation of this Lease except: CBRE (representing Landlord and Tenant) (“Broker”). Landlord and Tenant each acknowledge that CBRE is acting as a dual agent in connection with this Lease and have provided their consent thereto. Each Party shall indemnify, defend, protect and hold harmless the other party and its agents, employees and independent contractors from and against any and all liabilities, losses, costs, expenses and damages (including reasonable attorneys’ fees and costs) arising out of any claims of brokerage commissions or finder’s fees based on the respective Party’s dealings or contacts with brokers or agents in connection with this Lease other than Broker. Landlord shall pay the Broker the commission in connection with this Lease pursuant to a separate written agreement. The indemnities set forth in this Section 41 shall survive the expiration or earlier termination of this Lease. 42. LIABILITY. If Tenant recovers a money judgment against Landlord for Landlord’s breach of this Lease, the judgment shall be satisfied only out of Landlord’s interest in the Premises, the improvements thereon, all rents therefrom, and all other proceeds thereof, including but not limited to, all sale, insurance, financing and condemnation proceeds, and neither Landlord nor any of its managers, members, partners, officers, directors, agents, trustees, shareholders or employees shall be liable personally for any deficiency. Moreover, none of Tenant’s partners, officers, directors, agents, trustees, shareholders or employees shall be liable personally for any claim or liability arising from or in connection with this Lease. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS LEASE, IN NO EVENT SHALL EITHER LANDLORD (AND LANDLORD PARTIES) OR TENANT (AND TENANT PARTIES) HAVE ANY LIABILITY TO THE OTHER FOR ANY CLAIMS BASED ON INTERRUPTION TO, OR LOSS OF, BUSINESS, OR FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OR FOR ANY OTHER SPECIAL DAMAGES WHATSOEVER (EXCEPT AS SET FORTH IN SECTION 36 ABOVE), AND EACH PARTY WAIVES THE RIGHT TO THE SAME TO THE FULLEST EXTENT PERMITTED BY LAW. 43. AUTHORITY OF PARTIES. A. Tenant’s Authority. Tenant represents and warrants that the individual(s) executing this Lease on Tenant’s behalf have the requisite authority to sign this Lease and that this Lease is binding upon such corporation in accordance with its terms. Tenant represents that Tenant is duly formed and in good standing in its jurisdiction of formation. Tenant represents that Tenant is duly formed and in good standing in its jurisdiction of formation. Neither the execution and delivery of this Lease nor the performance by Tenant of its obligations hereunder will violate, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time, or both) a material default under any applicable law or under any agreement or order binding upon Tenant in any material respect. B. Landlord’s Authority. Landlord represents and warrants that the individual(s) executing this Lease on Landlord’s behalf have the requisite authority to sign this Lease and that this Lease is binding on Landlord in accordance with its terms. Landlord represents that it owns the Premises and is duly authorized to sign this Lease, and that the consent of no other party is required to make this Lease binding on Landlord. Landlord represents that Landlord is duly formed and in good standing in its jurisdiction of formation. Neither the execution and delivery of this Lease nor the performance by Landlord of its obligations hereunder will violate, be in conflict with, result in a breach

37 52757516.2 of, or constitute (with due notice or lapse of time, or both) a material default under any applicable law or under any agreement or order binding upon Landlord in any material respect. 44. MISCELLANEOUS PROVISIONS. A. Intentionally omitted. B. Confidentiality. Subject to the Memorandum of ROFO in Section 27(J), Landlord and Tenant each acknowledges and agrees that it shall keep the existence of this Lease and the terms and conditions set forth herein confidential, except to the extent disclosure is required by Laws, judicial order or subpoena or except as hereinafter provided. Each Party shall be entitled to discuss and disclose the transaction with employees, agents, attorneys, consultants, potential and actual lenders, potential purchasers, members, investors and partners of such Party; provided that such parties either have a professional obligation to maintain the confidentiality required hereby or execute a written agreement in which they agree to comply with the foregoing confidentiality obligations. Either Party may request a copy of any such confidentiality agreement at any time. C. Disclosure Regarding CASp Inspection. In accordance with Section 1938 of the California Civil Code, Landlord states that the Premises have not undergone inspection by a Certified Access Specialist. A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The Parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, and Tenant shall be responsible for any fee for the CASp inspection. The Parties shall allocate the costs of making any repairs necessary to correct violations of construction-related accessibility standards in the Premises in accordance with each Party’s respective responsibilities under this Lease. D. Rights and Remedies. Except as otherwise stated in Section 23(B), all rights and remedies hereunder are cumulative and not alternative to the extent permitted by Laws, and are in addition to all other rights and remedies in law and in equity. E. Survival. All indemnification, defense, and hold harmless obligations of the Parties and outstanding obligations under this Lease to pay Rent relating to the period prior to the expiration or earlier termination of this Lease (including all obligations expressly stated in this Lease to survive the expiration or earlier termination hereof) shall survive the expiration or earlier termination of this Lease. F. Severability. If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the unenforceable or invalid term. G. Choice of Law. This Lease shall be governed by and construed in accordance with the Laws of the State of California. Venue shall be in Los Angeles County, California. H. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING

38 52757516.2 OUT OF OR RELATING TO THIS LEASE. IF THE JURY WAIVER PROVISIONS OF THIS SECTION 44(H) ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN SECTION 44(I) SHALL APPLY. I. Judicial Reference. It is the desire and intention of the Parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to the filing of a Lis Pendens or a prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either Party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638-645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall initially be paid by the Party initiating such procedure (except that if a reporter is requested by either Party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other Parties – shall be borne by the Party requesting the reporter); provided, however, that the allocation of the costs and fees (including any initiation fee), of such proceeding shall be ultimately determined in accordance with Section 22 of this Lease. The venue of the proceedings shall be as set forth in Section 44(G) above. Within ten (10) days of receipt by any Party of a written request to resolve any dispute or controversy pursuant to this Section, the Parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the Parties are unable to agree upon a referee within such ten (10) day period, then any Party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in similar commercial real estate transactions in Southern California, from JAMS or its successor. The proposed referee may be challenged by any Party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are not permitted by the express provisions of this Lease, and the Parties hereby waive any right to recover any such damages. The Parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The Parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section. In this regard, the Parties agree that the Parties and the referee shall use best efforts to ensure that (i) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (ii) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of

39 52757516.2 decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The Parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section shall prejudice the right of any Party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules. J. Time. Time is of the essence of each and every provision of this Lease. K. Entire Agreement. This Lease (including all exhibits hereto) contains all of the agreements between the Parties concerning the subject matter hereof and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the Parties or their respective representatives concerning the subject matter of this Lease. L. Representations. Tenant acknowledges that except as set forth in this Lease (including all exhibits hereto), Landlord has not made any agreements, representations, warranties or promises with respect to the Premises. M. No Presumption Against Drafter. The Parties understand, agree and acknowledge that this Lease has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof. N. Headings; Interpretation. The headings or titles to the sections or paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part thereof. All references in this Lease to the word “including” shall mean “including, without limitation”. O. Approvals. Whenever the Lease requires an approval, consent, designation, determination or judgment by either Landlord or Tenant, such approval, consent, designation, determination or judgment (including those required in connection with assignment and subletting) shall not be unreasonably withheld, conditioned or delayed unless a different standard (such as sole discretion) is expressly provided for in this Lease, and in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith. P. Reasonable Expenditures. Any expenditure by a Party permitted or required under this Lease for which such Party is entitled to demand and does demand reimbursement from the other Party shall be reasonably incurred, and shall be substantiated by reasonable supporting documentation available for inspection and review by the other Party or its representative during normal business hours. Q. Exhibits. All exhibits referred to herein are attached to this Lease and are incorporated herein by reference.

40 52757516.2 R. Counterparts; Electronic Signatures. This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement. Each of the Parties to this Lease (i) has agreed to permit the use from time to time, where appropriate, of telecopy or other electronic signatures (including, without limitation, DocuSign or Adobe signature) in order to expedite the transaction contemplated by this Lease, (ii) intends to be bound by its respective telecopy or other electronic signature, (iii) is aware that the other will rely on such telecopied or other electronically transmitted signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of this Lease and the documents affecting the transaction contemplated by this Lease based on the fact that a signature was sent by telecopy or electronic transmission only. S. Force Majeure Delay. As used herein, a “Force Majeure Delay” means any delay suffered by Landlord or Tenant in completing or causing to happen an act, obligation or duty to be undertaken by Landlord or Tenant under this Lease due to strikes, lock-outs, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including, without limitation, failure, refusal or delay in issuing permits, approvals and/or authorizations through no fault of the Party applying for the same), injunction or court order, pandemic or other public health crisis, riots, terrorism, fire, earthquake, or other natural disaster not the fault of the Party delayed in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability). The occurrence of a Force Majeure Delay shall excuse the performance of the impacted Party for a period equal to any such delay and, therefore, if this Lease specifies a time period for performance of an obligation of either Party, that time period shall be extended by the period of any delay in such Party's performance caused by a Force Majeure Delay. Notwithstanding the foregoing, Force Majeure Delay shall not excuse Tenant’s obligations to pay Rent pursuant to this Lease. T. Tenant Financials. Tenant represents and warrants that it is a wholly owned subsidiary of AstraZeneca plc (“Parent”) and that as of December 31, 2023, Tenant represented approximately [****]% of Parent’s total 2023 revenue of approximately $45 billion. Tenant further represents and warrants that as of the Effective Date, Tenant has sufficient current assets to pay its current liabilities as they become due and mature, and has access to adequate capital for its business, including lease obligations. Within no more than twenty (20) business days after written request by Landlord, which may be made once in any consecutive twelve (12) month period, Tenant shall execute a certificate to Landlord, its lender(s) and its/their successors and assigns and any prospective purchaser of the Property, updating Tenant’s percentage of Parent’s total revenue and the amount of Parent’s total revenue as of the end of the then-most-recent fiscal year. U. OFAC. a. Landlord represents and warrants to, and covenants with, Tenant that (i) neither Landlord nor to its knowledge, (A) its affiliates acting in any capacity in connection with this Lease or (B) any person or entity with at least a twenty-five percent (25%) ownership interest in Landlord, currently are, or shall be at any time during the term hereof, in violation of any Antiterrorism Laws, including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s) (OFAC Regulations), and/or the USA Patriot Act; (ii) neither Landlord nor to its knowledge, (A) its affiliates acting in any capacity in connection with this Lease or (B) any person or entity with at least a twenty- five percent (25%) ownership interest in Landlord, is or shall be during the term

41 52757516.2 hereof be a “Prohibited Person,” which is defined as follows: (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treasury.gov/ofac/downloads/t11sdn.pdf, or at any replacement website or other replacement official publication of such list, and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; and (iii) Landlord has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws. A breach of such representations, warranties or agreements by Landlord shall not result in liability for damages or constitute material default hereunder provided that Landlord uses commercially reasonable efforts to: (A) cure the breach within 180 days of Landlord’s discovery of the breach, to the extent that it can be cured; (B) avoid any future breach; and, (C) to comply with all such laws, regulations and orders. Notwithstanding the foregoing, if in Tenant’s reasonable opinion Tenant is unable to use the Premises to conduct its business during any period the Landlord is in breach of the foregoing because of Landlord’s breach of the foregoing, then (i) Rent shall be abated in its entirety until such interference has ended, and (ii) if such interference exceeds thirty (30) days, then Tenant may elect to terminate this Lease with written notice to Landlord. b. Tenant represents and warrants to, and covenants with, Landlord that (i) neither Tenant nor to its knowledge, (A) its affiliates acting in any capacity in connection with this Lease or (B) any person or entity with at least a twenty-five percent (25%) ownership interest in Tenant, currently are, or shall be at any time during the term hereof, in violation of any Antiterrorism Laws, including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s) (OFAC Regulations), and/or the USA Patriot Act; (ii) neither Tenant nor to its knowledge, (A) its affiliates acting in any capacity in connection with this Lease or (B) any person or entity with at least a twenty-five percent (25%) ownership interest in Tenant, is or shall be during the term hereof be a Prohibited Person; and (iii) Tenant has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws. A breach of such representations, warranties or agreements by Tenant shall not result in liability for damages or constitute material default hereunder provided that Tenant uses commercially reasonable efforts to: (A) cure the breach within 180 days of Tenant’s discovery of the breach, to the extent that it can be cured; (B) avoid any future breach; and, (C) comply with all such laws, regulations and orders. V. Existing Title Encumbrances. Landlord and Tenant acknowledge that attached hereto as Exhibit F is a title report prepared by Chicago Title Company as of May 24, 2024 (the “Title Report”) listing matters of record encumbering the Land. Landlord hereby represents to Tenant that to the actual knowledge of Landlord: (i) the following numbered exceptions listed in the Title Report are not applicable to the current use and configuration of the Premises: 5, 6, 14, 15, 23, 24, 25, 26, and 32; and (ii) Landlord is in compliance as of the Effective Date with the following numbered exceptions listed in the Title Report: 8, 19, 27, 33, 34, 35, 37, and 38. Tenant shall be required to comply during the term of the Lease with the following numbered exceptions listed in the Title Report: 8, 19, 27, 33, 34, 37, and 38.

42 52757516.2 [SIGNATURE PAGE FOLLOWS]

43 52757516.2 IN WITNESS WHEREOF, the Parties have executed this Lease as of the Effective Date. LANDLORD: COMPLEX THERAPEUTICS LLC, a Delaware limited liability company By: /s/ Sandeep Laumas Sandeep Laumas, Authorized Signatory TENANT: ASTRAZENECA PHARMACEUTICALS LP, a Delaware limited partnership By: /s/ Richard Kenny Richard J. Kenny, Assistant Secretary

EXHIBIT A-1 52757516.2 EXHIBIT A-1 DEPICTION OF PREMISES, BUILDINGS, EXTERIOR AREAS, AND PARKING AREAS [****]

EXHIBIT A-2 52757516.2 EXHIBIT A-2 LEGAL DESCRIPTION OF THE LAND

EXHIBIT B Page 1 52757516.2 EXHIBIT B LIST OF FURNITURE [****]

EXHIBIT B Page 2 52757516.2

EXHIBIT B Page 3 52757516.2

EXHIBIT B Page 4 52757516.2

EXHIBIT C Page 1 52757516.2 EXHIBIT C PUNCH LIST ITEMS a. Landlord to refill Generator fuel by July 31, 2024. b. Landlord to cover the actual cost of normal roof maintenance for the first 6 months for Building 1 (Building 1 roof is original from before Landlord acquired the Premises). c. Within 30 days after the Commencement Date, Landlord shall provide additional reports as requested by Tenant (to the extent in Landlord’s possession or control); Tenant shall submit its request for such additional reports within 5 business days after the Commencement Date. d. From the Commencement Date until the earlier of (i) August 31, 2024, or (ii) the date the parties mutually agree that Landlord’s assistance is no longer required, Landlord shall, at Landlord’s cost, provide personnel to Tenant (e.g., make SPIN available) as reasonably necessary to help transition and organize the engineering documents needed to operate the Building. e. Within 30 days after the Commencement Date, Landlord shall repair the crack in the epoxy flooring.

EXHIBIT D Page 1 52757516.2 EXHIBIT D LIST OF APPROVED GENERAL CONTRACTORS [****]

EXHIBIT E Page 1 52757516.2 EXHIBIT E BASE RENT ACCOUNT WIRE INSTRUCTIONS [****]

EXHIBIT F Page 1 52757516.2 EXHIBIT F TITLE REPORT [****]